Exhibit 10.1

[*]	designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

JER US Debt Co-Investment Vehicle, L.P.

Amended and Restated

Limited Partnership Agreement

Dated as of December 11, 2007

THE LIMITED PARTNERSHIP INTERESTS (THE “INTERESTS”) OF JER US DEBT CO-INVESTMENT VEHICLE, L.P. (THE “PARTNERSHIP”) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE THEREOF OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AGREEMENT. THE INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS AGREEMENT. THEREFORE, PURCHASERS OF SUCH INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

ARTICLE VII Books and Records and Reports to Partners		43

7.1	Books and Records	43
7.2	Federal, State, Local and Non-U.S. Income Tax Information	43
7.3	Reports to Partners	44

ARTICLE VIII Transfers, Withdrawals and Default		45

8.1	Transfer and Withdrawal of the General Partner	45
8.2	Assignments/Substitutions or Withdrawals by Limited Partners	47
8.3	Defaulting Limited Partner	49
8.4	Further Actions	52
8.5	Admissions and Withdrawals Generally	52
8.6	Required/Elective Withdrawals	52

ARTICLE IX Term and Dissolution of the Partnership		54

9.1	Dissolution	54
9.2	Winding-up	55
9.3	Final Distribution	55
9.4	General Partner Clawback	56
9.5	Guarantee of Clawback Performance	56

ARTICLE X Capital Accounts and Allocations of Profits and Losses		57

10.1	Capital Accounts	57
10.2	Allocations of Profits and Losses	57
10.3	Special Allocation Provisions	58
10.4	Tax Allocations	59
10.5	Other Allocation Provisions	60
10.6	Tax Advances	60

ARTICLE XI Miscellaneous		61

11.1	Waiver of Partition and Accounting	61
11.2	Confidentiality	61
11.3	Power of Attorney	63
11.4	Amendments	64
11.5	Entire Agreement	65
11.6	Severability	65
11.7	Notices	65
11.8	Governing Law	66
11.9	Successors and Assigns	67
11.10	Partnership Tax Treatment	67
11.11	Counterparts	67
11.12	Interpretation	67
11.13	Headings	67

11.14	Delivery of Certificate of Limited Partnership, etc.	68
11.15	Counsel to the Partnership	68

Annex A – Investment Guidelines

Annex B – Schedule of Capital Commitments

Annex C – Form of Guarantee

Schedule I – Credit Team Dedication Plan

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of JER US Debt Co-Investment Vehicle, L.P., a Delaware limited partnership (the “Partnership”), is made as of this 11th day of December, 2007, by and among JER Debt Co-Investment Advisors, L.P., a Delaware limited partnership, as general partner (the “General Partner”), Daniel T. Ward, as initial limited partner (the “Initial Limited Partner”), and the limited partners of the Partnership.

W I T N E S S E T H :

WHEREAS, the Partnership was formed pursuant to a Certificate of Limited Partnership, dated as of November 28, 2007, which was executed by the General Partner and filed for recordation in the office of the Secretary of State of the State of Delaware on November 28, 2007 and a Limited Partnership Agreement dated as of November 28, 2007 between the General Partner and the Initial Limited Partner (the “Original Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amended and Restated Limited Partnership Agreement of the Partnership to permit the withdrawal of the Initial Limited Partner and the admission as limited partners of the Partnership of parties as limited partners of the Partnership and further to make the modifications hereinafter set forth;

NOW, therefore, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Original Agreement in its entirety to read as follows:

ARTICLE I

Definitions

As used herein, the following terms shall have the following meanings:

[*]% Preferred Return: With respect to any Limited Partner other than Excepted JER Investors, an annualized cumulative monthly compounded internal rate of return of [*]% which (a) the aggregate amount of Investment Proceeds from Realized Investments that have been distributed to such Limited Partner on or prior to such date represents on (b) the total amount of Realized Capital and Costs of such Limited Partner. Such calculation shall (a) commence on the date or dates such Realized Capital and Costs were paid (or deemed paid) by such Limited Partner, taking into account the timing and amount of such Realized Capital and Costs with the allocable portion of such Limited Partner’s Capital Contributions for Organizational Expenses, Management Fees and Partnership Expenses included in such Limited Partner’s Realized Capital and Costs being determined on a pro rata basis, (b) take into account the timing and amount of distributions made to such Limited Partner and (c) treat payments made or received during a month as being made or received as of the first day of the month.

1940 Act: The United States Investment Company Act of 1940, as amended, as the same may be further amended from time to time.

Acquisition Costs: In respect of an Investment, the historic acquisition cost and on-going capital expenditure (if any) of such Investment (including any third party financing) together with any expenses related to such acquisition including, without limitation, costs, transfer taxes, fees and expenses of professional advisers and other related fees.

Act: The Delaware Revised Uniform Limited Partnership Act, 6 Del. Code § 17-101 et seq., as the same may be further amended from time to time.

Adjusted Capital Account Balance: Means, with respect to any Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to U.S. Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and any amounts such Partner is obligated to restore or deemed to be obligated to restore pursuant to any provision of this Agreement. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Advisers Act: The United States Investment Advisers Act of 1940, as amended, as the same may be further amended from time to time.

Affiliate: With respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with the specified Person; provided, however, that neither (a) the Partnership, (b) any Investment, nor (c) any Person controlled by the Partnership or any Investment, shall be an Affiliate of the General Partner for purposes of this Agreement. As used in this definition of Affiliate, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

Agreement: This Amended and Restated Limited Partnership Agreement, including annexes hereto, as the same may be amended, modified or supplemented from time to time.

Appraised Value With Carry: With respect to (i) the redemption of the Interest of any Limited Partner pursuant to Section 8.6 or (ii) a removal of the General Partner without cause pursuant to Section 8.1(d), a price equal to the value of the relevant Interest, inclusive (except in the case of an Excepted JER Investor) of the effect of any potential Carried Interest payments to the General Partner, determined on the assumption that the Investments were sold for their Fair Market Values and the proceeds therefrom were distributed to the Partners in accordance with this Agreement after credit or debit, as the case may be, for the amount of the Partnership’s other assets and liabilities determined in accordance with GAAP or by an independent valuation expert selected by the General Partner and reasonably acceptable to CalPERS.

Appraised Value Without Carry: With respect to (i) the purchase of the General Partner’s Interest in the Partnership upon the occurrence of a Disabling Event or (ii) a removal of the General Partner pursuant to Section 8.1(c), a price equal to the value of the General Partner’s Interest in the Partnership (exclusive of any potential Carried Interest payments to the General Partner) based upon the pro rata share (based upon Capital Contributions applied in making Investments) of the Fair Market Value of the Investments and the amount of the Partnership’s other assets and liabilities determined in accordance with GAAP or by an independent valuation expert selected by the General Partner and reasonably acceptable to CalPERS.

Approved Replacement: A person proposed as an Approved Replacement for any member of the Credit Team by the General Partner in consultation with CalPERS; provided, that any such Approved Replacement shall be reasonably determined by the General Partner to be of comparable experience and standing in the real estate community as the person being replaced on the Credit Team.

Assignee: As defined in Section 8.2(a).

Bankruptcy: With respect to any Person, any (i) assignment by such Person for the benefit of creditors, (ii) application by such Person for the appointment of a trustee, liquidator, receiver or custodian of any substantial part of such Person’s assets, (iii) filing of a petition or commencement of a proceeding by such Person relating to itself under any bankruptcy, reorganization, arrangement or similar law, (iv) filing of a petition or commencement of a proceeding under any bankruptcy, reorganization, arrangement or similar law against such Person where either (a) such Person has effectively given its consent or (b) such proceeding has continued undischarged and unstayed for a period of 60 days.

Benefit Plan Partner: Any Limited Partner that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), a “plan” within the meaning of Section 4975(e)(1) of the Code (whether or not subject to Section 4975 of the Code) or any Limited Partner investing the assets of any such “employee benefit plan” or “plan”.

B-Notes: means a junior participation interest in a first mortgage loan on a single real estate property or group of real estate properties.

Broken Deal Expenses: All out-of-pocket costs and expenses, if any, payable to third parties, incurred by or on behalf of the Partnership, in developing, diligencing, negotiating and structuring prospective or potential Investments which are not ultimately made, including any (i) legal, accounting, diligencing, advisory, financing and consulting or other third-party expenses in connection therewith and any travel and accommodation expenses, (ii) all fees (including commitment fees) costs and expenses of lenders, investment banks and other financing sources in connection with arranging financing for a proposed Investment that is not ultimately made, and (iii) any deposits or down payments of cash or other property which are forfeited in connection with a proposed Investment that is not ultimately made; provided, that any Broken Deal Expenses payable to JER and/or any of its Affiliates shall only be for reasonable travel and accommodation expenses.

Business Day: A day which is not a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in McLean, Virginia, United States.

CalPERS: California Public Employees’ Retirement System, a unit of the State and Consumer Services Agency of the State of California.

Capital Account: As defined in Section 10.1.

Capital Commitment: As to any Partner, the amount set forth as such in Annex B as its Capital Commitment, as such amount may be modified in accordance herewith.

Capital Contribution: As to any Partner at any time, the aggregate amount of capital actually contributed to the Partnership by such Partner pursuant to Section 3.1(a) on or prior to such time.

Carried Interest: All amounts distributed to the General Partner pursuant to Sections 3.3(a)(iv) and 3.3(a)(v).

Carrying Value: With respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all Partnership assets shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of any Partnership property to a Partner; or (c) any other date required by U.S. Treasury Regulation Section 1.704-1(b)(2)(iv)(f); provided, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its Fair Market Value. The Carrying Value of any asset contributed by a Partner to the Partnership shall be the Fair Market Value of the asset at the date of its contribution. Depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

Cause: Means (i) a finding by a court of competent jurisdiction that the General Partner has committed a breach of the terms of this Agreement or of its duties under this Agreement or of duties otherwise owed to the Partnership or the Limited Partners under applicable law or a breach of any representation or warranty made in this Agreement or a violation of applicable federal securities laws, in each case which has a material adverse effect on the business of the Partnership or the ability of the General Partner to perform its duties under this Agreement; provided, that any such breach or violation, which does not have a material adverse effect on the business of the Partnership or the ability of the General Partner to perform its duties under this Agreement, must be cured within forty-five (45) days after the finding by a court of competent jurisdiction that such breach has occurred and a failure to cure such breach or violation within forty-five (45) days after such finding by a court shall also constitute “Cause” for the purposes hereof, (ii) a finding by a court of competent jurisdiction of an act constituting willful misconduct, gross negligence or fraud by the General Partner, partners thereof, or any employees of the General Partner in connection with the performance of their duties under the terms of this Agreement; provided, that, with respect to an act of gross negligence, such act will only constitute Cause if it has a material adverse effect on the Partnership or the Limited Partners or (iii) the criminal conviction of the General Partner or any partner thereof in connection with any JER activities.

CDOs: shall mean vehicles that issue debt obligations which are secured with Investments contributed, sold, transferred or otherwise encumbered to such vehicles by the Partnership.

Certificate of Limited Partnership: The Certificate of Limited Partnership of the Partnership, dated as of November 28, 2007, which was executed by the General Partner and filed in the office of the Secretary of State of the State of Delaware on November 28, 2007 and all subsequent amendments thereto and restatements thereof.

Closing: December 11, 2007.

CMBS: Commercial mortgage-backed securities or any other securities whose return is linked to a pool of indebtedness secured by commercial real estate.

Code: The U.S. Internal Revenue Code of 1986, as the same may be amended from time to time.

Co-Investment Commitment: The aggregate Capital Commitments of JERIT and JER Fund IV to the Partnership (which, for the avoidance of doubt may be made directly or through subsidiaries that are wholly-owned by JERIT and/or JER Fund IV), which may be made to the Partnership directly as a Capital Commitment or, indirectly, as a capital commitment to the General Partner which then makes a Capital Commitment to the Partnership.

Commitment Period: The period from the date of the Closing through the Expiration Date.

Credit Team: The individuals listed on Schedule I hereto and any Approved Replacement for any of the foregoing, in each case for so long as such Person is an employee of JER.

Credit Team Dedication Plan: The policy relating to certain time commitments of the Credit Team, as attached hereto as Schedule I.

Cumulative Net Distributions: As defined in Section 3.4(c)(i).

Current Proceeds: Proceeds from an Investment other than Disposition Proceeds, net of Partnership Expenses and reserves therefor which are allocated to such proceeds in accordance with Section 6.2(d) and (e).

Defaulting Limited Partner: As defined in Section 8.3(b).

Disabling Event: The Bankruptcy or Insolvency of the General Partner or the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act other than (a) as permitted by Section 8.1(a) or (c) pursuant to a removal and replacement of the General Partner as provided in Section 8.1(c).

Disposition: The sale, exchange, redemption, repayment, repurchase or other disposition by the Partnership of all or any portion of an Investment for cash or for Marketable Securities which are to be distributed to the Limited Partners pursuant to Section 3.2(b) and shall include the receipt by the Partnership of a liquidating dividend or other like distribution for cash or in kind on such Investment or any portion thereof which are to be distributed to the Limited Partners pursuant to Section 3.2(b) and shall also include the distribution in kind to the Limited Partners of all or any portion of such Investment as permitted hereby. The General Partner shall determine in good faith whether and to what extent a Disposition has occurred as a result of the refinancing of an Investment. A Disposition shall be deemed to include an Investment becoming worthless within the meaning of Section 165(g) of the Code or as determined by the General Partner in its good faith discretion.

Disposition Proceeds: All amounts received by the Partnership upon the Disposition of an Investment, net of Partnership Expenses and reserves for Partnership Expenses which are allocated thereto in accordance with Section 6.2(d) and (e).

Dissolution Sale: All sales and liquidations by or on behalf of the Partnership of its assets in connection with or in contemplation of the winding-up of the Partnership.

ERISA: The U.S. Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

ERISA Partner: Any Limited Partner that is a “benefit plan investor” within the meaning of Section 3(42) of ERISA.

Escrow Account: As defined in Section 3.4(a).

Event of Dissolution: As defined in Section 9.1.

Excepted JER Investors: Means JER Fund IV and JERIT to the extent either of the foregoing makes a Capital Commitment directly to the Partnership, or any of their respective affiliates.

Excess Organizational Expenses: As defined in the definition of Organizational Expenses.

Excess 20% Amount: As defined in Section 3.4(c)(i).

Expiration Date: The date which is the first anniversary of the Closing.

Fair Market Value: The fair market value of the Investments, determined as provided in Section 4.7.

Final Clawback Amount: As defined in Section 9.4(a).

Final Clawback Determination Date: As defined in Section 3.4(c).

Final Distribution: The distribution described in Section 9.3.

Fiscal Quarter: The calendar quarter or, in the case of the first fiscal quarter of the Partnership, the period commencing on the Initial Closing and ending on the last day of the calendar quarter occurring at least 45 days after the Closing and, in the case of the last fiscal quarter of the Partnership, ending on the date on which the winding up of the Partnership is completed, as the case may be.

Fiscal Year: As defined in Section 2.8.

FOIA: The Freedom of Information Act, 5 U.S.C. § 552, (“FOIA”), any state public records access law, any U.S. state or other U.S. jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement

Follow-On Investment: Any further investment in or relating to an existing Investment for which the Partnership has entered into a letter of intent, agreement in principle or definitive agreement to make at the time that the existing Investment is made.

Follow-Up Investment: Any Investment which (a) has not been made on or prior to the Expiration Date, (b) prior to the Expiration Date the Partnership has entered into a letter of intent, agreement in principle or definitive agreement to make, (c) if the Partnership has not entered into a definitive agreement to make the Investment prior to the Expiration Date, the Partnership enters into a definitive agreement to make within 6 months after the Expiration Date and (d) the Partnership schedules a closing for within 6 months after the Expiration Date; provided, that any amounts drawn down for a Follow-Up Investment shall be promptly returned to the Partners if such Follow-Up Investment does not close within 6 months after the Expiration Date.

Full Investment: The time at which the excess of (a) the aggregate Capital Commitments over (b) the aggregate Capital Contributions which have been made or called, committed or reserved for Investments (including Follow-On Investments and Follow-Up Investments) is equal to or less than 10% of the aggregate Capital Commitments.

Fund Level Information: means (i) the name, address and vintage year of the Partnership, (ii) the Capital Commitment of a Limited Partner, (iii) the aggregate amount of Capital Contributions made by a Limited Partner, (iv) the dollar amount, on a Fiscal Year-end basis, of cash distributions received by a Limited Partner, (v) the remaining value of the Partnership assets attributable to a Limited Partner’s investment in the Partnership, (vi) the net internal rate of return of the Partnership since inception, (vii) the investment multiple of the Partnership since inception, (viii) the dollar amount of the aggregate Management Fees, Partnership Expenses, Organizational Expenses and other costs and expenses paid by a Limited Partner, in each case of the above, on a Fiscal Year-end basis and (ix) the dollar amount of cash profits received by a Limited Partner from the Partnership on a Fiscal Year-end basis; provided, that the foregoing shall not include any information about any current, former or prospective Portfolio Company.

GAAP: Generally accepted accounting principles in the United States.

General Partner: JER Debt Co-Investment Advisors, L.P., a Delaware limited partnership and an Affiliate of JER, and any general partner substituted therefor in accordance with this Agreement.

Governmental Plan: A “governmental plan” within the meaning of Section 3(32) of ERISA, and when the context requires, a Limited Partner that is a Governmental Plan.

Guarantee: As defined in Section 9.5.

Indebtedness: With respect to the Partnership or a direct or indirect Investment entity, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, goods or services, including reimbursement obligations, and all other obligations contingent or otherwise of such Person with respect to surety bonds, letters of credit and bankers’ acceptances whether or not matured, and hedges and other derivative contracts and financial instruments, (ii) all obligations of such Person evidenced by notes, bonds, debentures, or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all capital lease obligations of such Person, (v) all indebtedness referred to in clause (i), (ii), (iii), or (iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all Indebtedness of others guaranteed by such Person and (vii) all amounts (including, without limitation, interest and prepayment premiums) owing on any such Indebtedness.

Indemnified Party: As defined in Section 4.3(a).

Initial Limited Partner: As defined in the introduction hereto.

Insolvency: With respect to any Person, the admission by such Person in writing that it is unable to pay its debts generally as they come due, the taking by such Person of any corporate action in furtherance of any petition, application or proceeding relating to itself under any bankruptcy, reorganization, arrangement or similar law, or such Person becoming insolvent or being unable to pay its obligations and debts when they generally become due.

Interest: The entire partnership interest owned by a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

Interim GP Clawback Amount: The sum of the Investment Related Interim GP Clawback Amount and the Other Interim GP Clawback Amount.

Investments: As defined in the Investment Guidelines.

Investment Guidelines: The investment objectives and policies set forth in Annex A.

Investment Proceeds: Current Proceeds and Disposition Proceeds.

Investment Related Clawback Amount: As defined in Section 5.2(c)(i).

Investment Related Interim GP Clawback Amount: As defined in Section 5.2(c)(i).

Investor Note Facility: As defined in Section 4.2(c)(ii).

JER: J.E. Robert Company, Inc., a Virginia corporation.

JER Fund IV: The collective reference to JER Real Estate Partners IV, L.P. and JER Real Estate Qualified Partners IV, L.P., any additional collective investment vehicles or other arrangements for certain types of investors formed to co-invest in the same real estate and real estate related investments as such partnerships, and any successor investment vehicles thereto.

JERIT: JER Investors Trust Inc., a publicly traded real estate investment trust.

Legally Binding Agreement: An agreement to make an Investment which is legally binding on the Partnership and which does not provide for the unilateral right of the Partnership to cancel or terminate without penalty or liability.

Limited Partners: The parties listed as limited partners in the books and records of the Partnership or any Person who has been admitted to the Partnership as a substituted or additional limited partner of the Partnership in accordance with this Agreement in each case as long as such person remains a limited partner of the Partnership in accordance herewith.

Lock-Up Period: The period commencing on date of the Closing and expiring on [*].

Majority (or other specified percentage) in Interest: A “Majority in Interest” of the Limited Partners means, at any time, the Limited Partners holding a majority of the total limited partners interests then entitled to vote in the Partnership, as determined on the basis of Capital Commitments. Any other specified percentage in Interest of the Limited Partners means, at any time, the Limited Partners holding the specified percentage of the total limited partnership interests then entitled to vote in the Partnership, as determined on the basis of Capital Commitments.

Management Fee: The management fee payable to the General Partner in accordance with this Agreement.

Management Fee Payment Date: Following the Closing, the first day of each calendar quarter or, with respect to any particular installment of the Management Fee, any subsequent date or dates to which the General Partner shall determine to defer payment of the Management Fee.

Marketable Securities: Securities (a) of a class that are traded on an established securities exchange, reported through an established over-the-counter trading system or otherwise traded over-the-counter and (b) are freely tradeable. Freely tradeable for this purpose shall mean securities that are not subject to any contractual restrictions on transfer and that are transferable by a Limited Partner pursuant to applicable securities laws.

Mezzanine Loans: Loans secured by junior liens on real estate properties and/or by liens on the partnership or membership interests in the borrower’s property owning entities.

Net Loss from Writedowns: As defined in Section 3.3(c).

Nonrecourse Deductions: As defined in U.S. Treasury Regulations Section 1.704-2(b).

Open Meetings Act: As defined in Section 11.2(d).

Organizational Expenses: All out-of-pocket costs and expenses incurred in connection with the organization of the Partnership and the General Partner and the offering of interests in the Partnership, including, without limitation, any related legal and accounting fees and expenses, printing and document production costs, long distance telephone charges, postage and delivery charges, duplicating and travel expenses; provided, that the total amount of Organizational Expenses to be paid by the Limited Partners that are not Affiliates of JER shall not exceed, unless otherwise approved by CalPERS, $500,000 and, provided, further that Organizational Expenses in excess of $500,000 or such other amount approved by CalPERS (“Excess Organizational Expenses”) may be paid by such Limited Partners, but in such event the Management Fee payable by such Limited Partners shall be reduced by an equivalent amount. To the extent that any Organizational Expenses have been borne by the General Partner or any of its Affiliates, the General Partner shall be entitled to be reimbursed by the Partnership.

Original Agreement: As defined in the recitals hereto.

Other Clawback Amount: As defined in Section 5.2(c)(ii).

Other Interim GP Clawback Amount: As defined in Section 5.2(c)(ii).

Partner Nonrecourse Debt Minimum Gain: An amount with respect to each partner nonrecourse debt (as defined in U.S. Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

Partner Nonrecourse Deductions: As defined in U.S. Treasury Regulations Section 1.704-2(i)(2).

Partners: The General Partner and the Limited Partners.

Partnership: JER US Debt Co-Investment Vehicle, L.P., a Delaware limited partnership.

Partnership Counsel: As defined in Section 11.15.

Partnership Expenses: As defined in Section 6.2(a).

Partnership Minimum Gain: As defined in U.S. Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d).

Payment Date: As defined in Section 3.1(b)(i).

Payment Notice: As defined in Section 3.1(b)(ii).

Percentage Interest: With respect to any Limited Partner and (a) any Investment (other than a Follow-On Investment) for which a Payment Notice was not issued prior to the closing date of such Investment, the ratio of such Limited Partner’s Unpaid Capital Commitment to the Unpaid Capital Commitments of all Limited Partners as of such closing date; that such Percentage Interest shall be subject to adjustment as set forth herein for any default (b) any Follow-On Investment, such Limited Partner’s Percentage Interest with respect to the relevant existing Investment; provided, that such Percentage Interest shall be subject to adjustment as set forth herein for any default, and (c) any other Investment, the ratio of such Limited Partner’s Capital Contribution to that Investment to the total Capital Contributions of all Limited Partners to that Investment;

Person: Any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such) or other entity.

Portfolio Company(ies): Means, with respect to any Investment, any Person that is the issuer of the securities that are the subject of such Investment.

Prime Rate: The rate of interest per annum publicly announced from time to time by JPMorgan Chase & Co. (or any successor thereto) as its prime rate in effect at its principal office in New York City. The Prime Rate is not intended to be the lowest rate of interest charged by such bank in connection with extensions of credit to debtors.

Proceeding: Any legal action, suit or proceeding by or before any court, arbitrator, governmental body or other agency.

Profit and Losses: For each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated other than pursuant to Section 10.2 and Section 10.3(g) shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value (other than an adjustment in respect of depreciation), the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Operator may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

Pro Rata Share: As defined in Section 3.1(b)(iii).

Public Records Act: As defined in Section 11.2(d).

Realized Capital and Costs: As defined in Section 3.3(a)(ii).

Realized Gain: As defined in the definition of Unrecouped Losses on Realized Investments.

Realized Investment: As of any date, an Investment which has been the subject of a Disposition on or prior to such date.

Realized Loss: As defined in the definition of Unrecouped Losses on Realized Investments.

Required Interest: As defined in Section 11.4.

RMBS: Single family residential-mortgage backed securities or any other securities whose return is linked to a pool of indebtedness secured by single family residential real estate.

Rules: As defined in Section 11.15.

Securities Act: The Securities Act of 1933, as amended.

Similar Law: Any federal, state, local, non–U.S. or other law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Limited Partner by virtue of its Interest and thereby subject the Partnership and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

Target Investments: As defined in the Investment Guidelines attached hereto as Annex A.

Tax Advances: As defined in Section 10.6(a).

Temporary Investments: Cash or cash equivalent investments having a credit rating no lower than “A-1” by Standard & Poor’s Rating Services or “P-1” by Moody’s Investors Services, Inc.

Temporary Investment Income: Income of the Partnership from sources other than Investments, net of Partnership Expenses and reserves therefor which are allocated to such income in accordance with Section 6.2(d) and (e).

Transfer Option: As defined in Section 8.2(c)(i)

Transfer Notice: As defined in Section 8.2(c)(i).

Unpaid Capital Commitment: As to any Partner as of any date, an amount equal to:

(a) such Partner’s Capital Commitment, minus

(b) the aggregate amount of such Partner’s Capital Contributions made on or prior to such date (i) for Investments, (ii) to repay any Indebtedness, to the extent that the General Partner has not given notice to the Limited Partners pursuant to clause (c) below and (iii) pursuant to Section 5.2(b), minus

(c) the amount of any outstanding Indebtedness of the Partnership incurred or assumed thereby as provided under Section 4.2(c) solely to the extent the General Partner has notified the Limited Partners in writing, citing this clause (c), that it intends to repay such Indebtedness, if required, by a drawdown pursuant to Section 3.1(a)(iv), (v), (vi) or (vii), in each case in respect of which such Partner would be required to make a Capital Contribution pursuant to Section 3.1(a)(iv), (v), (vi) or (vii), while such Indebtedness remains outstanding (it being understood that Unpaid Capital Commitments shall not be deemed further reduced under this clause (c) to the extent Capital Contributions are requested and made pursuant to Sections 3.1(a)(iv), (v), (vi) or (vii) for the purpose of paying any such Indebtedness), minus

(d) the excess, if any, of (i) the aggregate amount of such Partner’s Capital Contributions made on or prior to such date for Organizational Expenses, Partnership Expenses and Management Fees or pursuant to Section 5.2(b) over (ii) the amount of all distributions other than those described in clause (e) below to such Partner made on or prior to such date, plus

(e) with respect to such Partner as of such date, the amount of all Capital Contributions made by such Partner for the acquisition of an Investment and returned to such Partner upon Disposition of such Investment during the Commitment Period, plus

(f) the amount of any Capital Contribution by a Partner which is returned to such Partner on or prior to such date in lieu of its application toward an Investment pursuant to Section 3.1(f);

provided, that (I) with respect to clause (c) above, to the extent any such Indebtedness creates an obligation (whether or not such obligation is joint, several, joint and several, or otherwise) for the repayment thereof among the Partnership, JER Fund IV or JERIT pursuant to Section 4.6 the Unpaid Capital Commitment of a Partner shall only be reduced by such Partner’s pro rata share of the aggregate obligations of the Partnership, JER Fund IV or JERIT, relating thereto; (II) to the extent the aggregate Capital Contributions made by a Partner with respect to such Indebtedness (whether or not the obligation for such Indebtedness is joint, several, joint and several, or otherwise) at any time exceeds such Partner’s share of the Partnership’s obligation relating thereto, such Partner’s Unpaid Capital Commitment shall be further reduced by the amount of such excess; and (III) the General Partner may not request additional Capital Contributions from a Limited Partner as provided above in excess of such Partner’s indirect share of the Investment to which such obligation relates as compared to the indirect share of such Investment held by all of the Partners and the partners or other investors of JER Fund IV or JERIT, other than Defaulting Limited Partners and defaulting limited partners or other investors in JER Fund IV or JERIT; provided, further, that at any time from and after the expiration or termination of the Commitment Period, the General Partner may reduce the Unpaid Capital Commitments of the Limited Partners on a pro rata basis by any amount in its sole and absolute discretion.

Unrealized Investment: Any Investment that has not yet been the subject of a Disposition.

Unrecouped Losses on Realized Investments: With respect to any Limited Partner as of any date, an amount equal to (a) with respect to all Investments, which have been the subject of a Disposition where the Capital Contributions of such Limited Partner to each such Investment exceed the Investment Proceeds to such Limited Partner in respect of each such Investment, the aggregate amount of such excess (a “Realized Loss”), reduced (but not below zero) by (b) with respect to all Investments, which have been the subject of a Disposition subsequent to any Disposition referred to in the foregoing clause (a) where the Investment Proceeds to such Limited Partner in respect of each such Investment exceed the Capital Contributions of such Limited Partner to each such Investment, the aggregate amount of such excess (a “Realized Gain”); provided, that for the avoidance of doubt, a Realized Gain shall not be applied in reduction against a Realized Loss occurring subsequent to such Realized Gain.

ARTICLE II

General Provisions

2.1 Formation. The parties hereto continue a limited partnership formed on November 28, 2007 pursuant to the Act. The rights and liabilities of the Partners shall be as provided in said Act, except as otherwise expressly provided herein.

2.2 Name. The name of the Partnership shall be “JER US Debt Co-Investment Vehicle, L.P.” The General Partner is authorized to make any variations in the Partnership’s name which the General Partner may deem necessary or advisable; provided, that (a) such name shall contain the words “Limited Partnership” or the letters “L.P.” or the equivalent translation thereof, (b) such name shall not contain the name of any Limited Partner without the consent of such Limited Partner and (c) the General Partner shall promptly give notice of any variation in the Partnership’s name to the Limited Partners.

2.3 Organizational Certificates and Other Filings; Limitations on Conduct of Business. If requested by the General Partner, the Limited Partners shall immediately execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of an exempted limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

2.4 Purpose. The purpose of the Partnership is to make investments in accordance with the Investment Guidelines contained in Annex A and to engage in such other activities as are permitted hereby and are incidental or ancillary thereto as the General Partner shall deem necessary or advisable, all upon the terms and conditions set forth in this Agreement.

2.5 Principal Office. The Partnership shall maintain its principal office at, and its affairs shall be conducted from, 1650 Tysons Boulevard, Suite 1600, McLean, Virginia 22102 or such place or places as the General Partner may, with notice to the Limited Partners, decide.

2.6 Registered Office and Registered Agent. The address of the Partnership’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name and address of the Partnership’s registered agent for service of process in the State of Delaware is CT Corporation System, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

2.7 Term. The Partnership commenced upon the filing for record of the Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware and, unless earlier dissolved and terminated pursuant to Section 9.1, shall continue in business through the close of business on the fifth anniversary of the Closing date; provided, that the General Partner, with the consent of CalPERS may extend the term of the Partnership for two successive one-year periods in order to effect an orderly dissolution and winding up of the Partnership. During the period of any such extension of the term of the Partnership, the General Partner shall manage the affairs of the Partnership with a view toward effecting an orderly dissolution and winding up of the Partnership and, accordingly, shall not make any new Investments. Notwithstanding the dissolution of the Partnership, the Partnership shall continue in existence as a separate legal entity until cancellation of the Certificate of Limited Partnership of the Partnership.

2.8 Fiscal Year. The fiscal year (“Fiscal Year”) of the Partnership shall be the calendar year or, in the case of the first and last fiscal years of the Partnership, the fraction thereof commencing on the Closing date or ending on the date on which the winding up of the affairs of the Partnership is completed, as the case may be. The taxable year of the Partnership shall be determined under Section 706 of the Code. The General Partner shall have the authority to change the ending date of the Fiscal Year if the General Partner shall determine in good faith that such change is necessary or appropriate, provided, that the General Partner shall promptly give notice of any such change to the Limited Partners.

2.9 Withdrawal of Initial Limited Partner. Upon the admission of one or more Limited Partners to the Partnership at the Closing, the Initial Limited Partner shall (a) receive a return of any capital contribution made by him to the Partnership, (b) withdraw as the Initial Limited Partner of the Partnership, and (c) have no further right, interest or obligation of any kind whatsoever as a Partner in the Partnership.

ARTICLE III

Capital Contributions; Distributions

3.1 Capital Contributions. (a) Capital Contributions. Each Limited Partner agrees to make contributions to the Partnership in cash from time to time, payable in United States dollars, in installments as follows:

(i) With respect to any Capital Contribution for the making of Investments generally: At any time and from time to time on or prior to the Expiration Date, each Limited Partner shall, on any Payment Date, contribute to the Partnership its respective Pro Rata Share of the aggregate amount to be contributed by the Limited Partners for such Investment, but a Limited Partner in no event shall be required to make a Capital Contribution to the Partnership on any date in an amount greater than its Unpaid Capital Commitment as of such date. The amount which a Limited Partner is required to contribute on any Payment Date shall be specified by the General Partner in a Payment Notice delivered to such Limited Partner in respect of such Payment Date, and the General Partner shall contribute to the Partnership on such Payment Date an amount equal to its Pro Rata Share of all Capital Contributions to be made on such date by all Partners;

(ii) With respect to any Capital Contribution for the making of a Follow-Up Investment: At any time and from time to time after the Expiration Date, each Limited Partner shall, on any Payment Date, contribute to the Partnership its Pro Rata Share of the aggregate amount to be contributed by the Limited Partners for such Follow-Up Investment; provided, that a Limited Partner in no event shall be required to make a Capital Contribution to the Partnership on any date in an amount greater than its Unpaid Capital Commitment as of such date. The amount which a Limited Partner is required to contribute on any Payment Date shall be specified by the General Partner in a Payment Notice delivered to such Limited Partner in respect of such Payment Date, and the General Partner shall contribute to the Partnership on such Payment Date an amount equal to its Pro Rata Share of all Capital Contributions to be made on such date by all Partners;

(iii) With respect to any Capital Contribution for the making of a Follow-On Investment After the Expiration Date: At any time and from time to time for a period of three years after the Expiration Date, each Limited Partner shall, on any Payment Date, contribute to the Partnership its pro rata share of the aggregate amount to be contributed by the Limited Partners for such Follow-On Investment (calculated on the basis of such Limited Partner’s Percentage Interest with respect to the relevant existing Investment and determined in accordance with Section 3.1(f)) in an aggregate amount up to, but in any event no more than, 20% of the Partnership’s Capital Commitments; provided, that a Limited Partner in no event shall be required to make a Capital Contribution to the Partnership on any date in an amount greater than its Unpaid Capital Commitment as of such date. The rationale for a Follow-On Investment and the amount which a Limited Partner is required to contribute on any such Payment Date shall be specified by the General Partner in a Payment Notice delivered to such Limited Partner in respect of such Payment Date, and the General Partner shall contribute to the Partnership on such Payment Date an amount equal to its Pro Rata Share of all Capital Contributions to be made on such date by all Partners;

(iv) With respect to any Capital Contribution for the payment of Partnership Expenses: At any time and from time to time during the term of the Partnership on any Payment Date, each Limited Partner shall contribute to the Partnership its Pro Rata Share of the aggregate amount to be contributed by all Limited Partners on such date for Partnership Expenses or to satisfy the Partnership’s obligation under any Indebtedness incurred to pay Partnership Expenses, but a Limited Partner in no event shall be required to make a Capital Contribution to the Partnership on any date in an amount greater than its Unpaid Capital Commitment as of such date, and the General Partner shall contribute to the Partnership on such date an amount equal to its Pro Rata Share of all Capital Contributions to be made on such date by all Partners;

(v) With respect to any Capital Contributions for the repayment of Indebtedness: At any time and from time to time during the existence of the Partnership, on any Payment Date, each Limited Partner shall contribute to the Partnership its Pro Rata Share of the aggregate amount to be contributed by all Limited Partners on such date to satisfy the Partnership’s or a Portfolio Company’s obligation under any Indebtedness, but a Limited Partner in no event shall be required to make a Capital Contribution to the Partnership on any date in an amount greater than its Unpaid Capital Commitment as of such date; provided, that no Limited Partner shall be required to make such Capital Contributions after the Expiration Date in respect of Indebtedness incurred for Investments unless such Indebtedness (or Indebtedness directly or indirectly refinanced by such Indebtedness) is outstanding as of the Expiration Date and such Limited Partner has received a notice on or prior to the Expiration Date (citing this Section 3.1(a)(v)), stating that Capital Contributions may be required to satisfy the Partnership’s obligation under any such Indebtedness outstanding on the Expiration Date and specifying, to the best of the General Partner’s knowledge, the amount of any Capital Contribution that may be so required. The amount which a Limited Partner is required to contribute on any Payment Date shall be specified by the General Partner in a Payment Notice delivered to such Limited Partner in respect of such Payment Date, and the General Partner shall contribute to the Partnership on such Payment Date an amount equal to its Pro Rata Share of all Capital Contributions to be made on such date by all Partners;

(vi) With respect to Capital Contributions for Organizational Expenses: At any time and from time to time during the term of the Partnership, each Limited Partner shall contribute to the Partnership such Limited Partner’s Pro Rata Share of the aggregate amount to be paid by all Limited Partners on such date for the Organizational Expenses (which aggregate amount shall equal the product of (A) one minus the General Partner’s Pro Rata Share and (B) the Partnership’s share of the amount of such Organizational Expenses), or to satisfy the Partnership’s obligation under any Indebtedness incurred to pay Organizational Expenses; provided, that, if JERIT and JER Fund IV make a capital commitment to the General Partner rather than directly to the Partnership, they will also bear their pro rata share of Organizational Expenses to the same extent as if they had made a direct Capital Commitment to the Partnership. A Payment Notice shall be delivered in respect of such contributions specifying the Payment Date therefor; and

(vii) With respect to Capital Contributions for the Management Fee: On any Business Day falling on or immediately after each Management Fee Payment Date, each Limited Partner shall contribute to the Partnership the installment of the Management Fee then due and owing applicable to such Limited Partner, as determined in accordance with Section 6.1. A Payment Notice shall be delivered in respect of such contribution specifying such Business Day as the Payment Date therefor.

(b) Related Definitions. (i) A “Payment Date” shall mean a date on which Partners are required to make Capital Contributions to the Partnership, which date:

(A) shall be specified in a Payment Notice delivered to each Limited Partner from which a Capital Contribution is required on such date; and

(B) shall be at least ten (10) Business Days after the date of delivery of a Payment Notice.

(ii) A “Payment Notice” shall mean a written notice requiring Capital Contributions to the Partnership, which notice shall:

(A) specify the purpose for which the Capital Contributions are required to be made;

(B) in the case of a Payment Notice with respect to the anticipated making of an Investment, include:

(I) a brief description of the identity and nature of such Investment, the business to which it relates, and the type of interest being purchased, except that the General Partner may exclude the specific identity thereof (but not the description of the nature of the Investment and the business to which it relates) if the General Partner determines in good faith that notifying the Limited Partners of such identity would risk jeopardizing such Investment or the General Partner would breach a confidentiality obligation imposed on it with respect to such Investment;

(C) in the case of a Payment Notice with respect to any Capital Contribution required pursuant to Section 3.1(a)(v), indicate the anticipated date of repayment or performance of the Indebtedness and the Investment to which such Indebtedness relates; and

(D) specify each Limited Partner’s Pro Rata Share of the Capital Contributions required to be made by the Limited Partners and the method of calculation thereof.

(iii) A Limited Partner’s “Pro Rata Share” of the aggregate Capital Contributions to be made by Limited Partners on any Payment Date for an Investment, for Partnership Expenses or for the satisfaction of the Partnership’s obligation under any Indebtedness incurred for an Investment or to pay Partnership Expenses shall mean (a) with respect to any Investment for which a Payment Notice was not issued prior to the closing date of such Investment (including the repayment of Indebtedness incurred for any such Investment), such Limited Partner’s Percentage Interest in such Investment and (b) with respect to any other Investment (including the repayment of Indebtedness incurred for any such other Investment) or any Partnership Expense, the percentage that such Limited Partner’s Unpaid Capital Commitment as of such date represents of the aggregate Unpaid Capital Commitments as of such date of all Limited Partners from which a Capital Contribution for such Investment, Partnership Expenses or Indebtedness is required on such date (in each case as determined in accordance with Section 3.1(f)). A Limited Partner’s “Pro Rata Share” of the aggregate Capital Contributions for Organizational Expenses or the satisfaction of the Partnership’s obligation under any Indebtedness incurred to pay Organizational Expenses to be made by Limited Partners on any Payment Date shall mean the percentage that a Limited Partner’s Capital Commitment as of such date represents of the aggregate Commitments of all Limited Partners as of such date (as determined in accordance with Section 3.1(f)).

(c) Capital Contributions shall be made by wire transfer of immediately available funds to the account specified in the related Payment Notice. Other than expressly as set forth in this Agreement, (i) no Partner shall be entitled to any interest or compensation by reason of its Capital Contributions or by reason of serving as a Partner and (ii) no Partner shall be required to lend any funds to the Partnership.

(d) The General Partner shall cause the books and records of the Partnership to be amended from time to time to reflect the addresses of Partners and changes thereto and the transfer of Interests and changes in Capital Commitments which are accomplished in accordance with the provisions hereof.

(e) The General Partner shall cause the aggregate Co-Investment Commitment to equal $20 million.

(f) If the General Partner determines that a proposed Investment in respect of which Partners have made Capital Contributions will not be consummated (e.g., because a definitive acquisition agreement relating thereto has been terminated), the General Partner shall, within forty-five (45) days after the applicable Payment Date, refund to the Partners which made such Capital Contributions the amounts of such Capital Contributions unless such amounts are required for another Investment to be made within such 45-day period. If the

General Partner determines that a proposed Investment in respect of which Partners have made Capital Contributions will not require the full amount of Capital Contributions made therefor, the General Partner shall, within forty-five (45) days after the applicable Payment Date, refund to the Partners which made such Capital Contributions, pro rata to the amounts of such Capital Contributions, the amount of such Capital Contributions which exceeds the portion required to consummate and capitalize such Investment, unless such amounts are required for another Investment to be made within such 45-day period. Any amount refunded pursuant to this Section 3.1(f) within 45 days of the applicable Payment Date shall be treated for purposes of Section 3.3(a) as never having been contributed to the Partnership, and, for the avoidance of doubt, the preferred return payable under Section 3.3(a)(i) shall be payable on a Capital Contribution from the earlier of the date such Capital Contribution is invested in a Portfolio Company or the 46th day following the applicable Payment Date for such Capital Contribution through the date of its return pursuant to this Section 3.1(f).

3.2 Distributions — General Principles. (a) Generally. Except as otherwise expressly provided in Article III, Article VIII or in Article IX, no Partner shall have the right to withdraw from the Partnership or to receive any distribution or return of its Capital Contributions. Distributions of Partnership assets that are provided for in this Article III, Article VIII or in Article IX shall be made only to persons who, according to the books and records of the Partnership, were the holders of record of Interests in the Partnership on the date determined by the General Partner as of which the Partners are entitled to any such distributions.

(b) Distributions in Kind of Marketable Securities Upon CalPERS’ Consent. (i) Distributions prior to the termination of the Partnership may only take the form of cash or, with the consent of CalPERS, Marketable Securities. Subject to the foregoing, distributions of Marketable Securities shall be made in the same proportions as would cash in an amount equal to the Fair Market Value of the Marketable Securities being distributed (but may not otherwise be made in kind except in connection with the dissolution and winding up of the Partnership or a withdrawal of a Limited Partner pursuant to Section 8.6); provided, that any distribution of Marketable Securities pursuant to this Article III shall be made in accordance with the following:

(A) the General Partner shall give at least ten (10) Business Days prior notice of any proposed distribution of Marketable Securities pursuant to this Section 3.2(b) and the date of such proposed distribution;

(B) the General Partner shall not make any distribution of Marketable Securities to any Limited Partner if the General Partner has been advised in writing by such Limited Partner that such distribution would result in, or be more likely than not to result in, a violation of applicable law, rule or regulation. In the event the General Partner is so advised in writing, the Partnership as promptly as practicable shall dispose on behalf of such Limited Partner of all or any portion of such Marketable Securities that otherwise would have been distributed to such Partner at such price and on such terms as the General Partner shall determine in good faith to be then achievable and to distribute to such Partner instead the proceeds from such disposition;

(C) any gain or loss upon the disposition of such Marketable Securities shall be allocated pro rata only among those Partners electing to receive proceeds instead of Marketable Securities, and such Partners shall bear all of the expenses (including, without limitation, underwriting costs and brokerage commissions) of such disposition. For purposes of maintaining Capital Accounts and determining Profits and Losses, Marketable Securities sold on behalf of a Limited Partner shall be deemed distributed to such Limited Partner immediately prior to such sale (and shall be deemed to have a value equal to the cash realized from such sale) and resulting book gain or loss shall be allocated pro rata solely to such Limited Partners;

(D) any book gain or loss for Capital Account adjustment purposes upon the actual distribution in kind of Marketable Securities described in this Section 3.2(b) shall be allocated pro rata only among those Partners receiving such distribution;

(E) the calculation of the Carried Interest shall be based on the valuation of the Marketable Securities to be distributed in kind to the Limited Partners determined in accordance with Section 4.7; and

(F) the General Partner may request, but no Limited Partner shall be required to give, a proxy with respect to any Marketable Securities distributed in kind; and

(G) the General Partner may reasonably require that as a condition to any Limited Partner receiving a distribution in kind of Marketable Securities pursuant to this Section 3.2(b), such Limited Partner shall make any necessary or desirable representations, warranties and covenants as the General Partner shall reasonably determine.

(ii) Except as provided in this Section 3.2(b) or Section 8.6, distributions consisting of both cash and Marketable Securities shall be made, to the extent practicable, in equal proportions of cash and such Marketable Securities respectively, as to each Limited Partner receiving such distributions.

(iii) Except as otherwise provided in this Agreement, assets distributed in kind shall be deemed to have been sold for cash for their Fair Market Value determined in accordance with Section 4.7. Upon the making of a distribution in kind, the Capital Accounts of the Partners receiving such distribution shall be reduced by the Fair Market Value of the property distributed and the Capital Accounts of the Partners shall be adjusted to reflect gain or loss deemed to have been realized in respect of the deemed sale.

(c) Timing and Manner of Distributions. Distributions of available cash shall be made at the times provided below:

(i) Current Proceeds from an Investment shall be distributed at such times and intervals as the General Partner shall determine, but in no event later than forty-five (45) days following the end of the Fiscal Quarter in which such Current Proceeds are received by the Partnership.

(ii) Disposition Proceeds from an Investment shall be distributed as soon as practicable but in any event within thirty (30) days after the date such Disposition Proceeds are received by the Partnership.

(iii) Temporary Investment Income shall, unless otherwise applied to an Investment, be distributed on an annual basis, but in no event later than forty-five (45) days following the end of the Fiscal Year in which such Temporary Investment Income is received by the Partnership, or more often in the discretion of the General Partner.

Such distributions shall be made by wire transfer of immediately available funds to the account specified in writing by any Limited Partner to the General Partner. Distributions pursuant to clauses (i) or (iii) above shall not be required to be made more frequently than annually unless the aggregate amount to be distributed equals or exceeds $1,000,000. In kind distributions shall be made in the discretion of the General Partner and subject to the provisions of Section 3.2(b).

(d) For all purposes of this Agreement, whenever a portion of an Investment (but not the entire Investment) is the subject of a Disposition, that portion shall be treated as having been a separate Investment from the portion of the Investment that is retained by the Partnership, and prior distributions of Current Proceeds and Capital Contributions for the Investment shall be treated as having been divided between the sold portion and the retained portion on a pro rata basis.

(e) For all purposes of this Agreement, whenever an investment is made in the same type of security of, or other interest in, an entity or asset in which an Investment previously has been made, such subsequent investment shall be treated as a separate Investment from the Investment previously made, and the Capital Contributions for, and Investment Proceeds and Carried Interest proceeds subsequently received from, such entity shall be divided between the prior Investment and the subsequent Investment based upon the relative interests acquired by the Partnership in such prior and subsequent Investments.

(f) The amount of any taxes allocable to a Partner or withheld from receipts of the Partnership (or any entity in which the Partnership invests that is treated as a flow-through entity for U.S. federal income tax purposes) from an Investment shall be deemed to have been distributed to such Partner as Current Proceeds or Disposition Proceeds to the extent that the payment or withholding of such taxes reduced Current Proceeds or Disposition Proceeds, as the case may be, otherwise distributable to such Partner as provided herein; provided, that the General Partner may deem taxes paid by or withheld from receipts of the Partnership (or any entity in which the Partnership invests that is treated as a flow-through entity for U.S. federal income tax purposes) allocable to a Limited Partner exempt from U.S. federal income tax to have been distributed to such Limited Partner as described above only to the extent the General Partner reasonably determines that (i) such Limited Partner is liable for such tax under the laws of the jurisdiction imposing such tax, (ii) the amount of such tax is determined with reference to the status of such Limited Partner or (iii) such Limited Partner incurs items of gross income taken into account for purposes of calculating unrelated business taxable income as defined in Sections 512 and 514 of the Code relating to such Limited Partner’s Interest in the Partnership.

(g) (i) Any amount otherwise distributable to a Limited Partner pursuant to Sections 3.2 and 3.3 may be retained by the Partnership and used for any purpose otherwise permissible under this Agreement to the extent such retained amounts would have, if distributed, increased the Unpaid Capital Commitment of such Limited Partner in accordance with clauses (e) and (f) of the definition of Unpaid Capital Commitment. For the avoidance of doubt, the foregoing shall not limit the General Partner’s authority to apply Disposition Proceeds, Current Proceeds and Temporary Investment Income to the payment of Partnership Expenses and the repayment of Indebtedness or withhold amounts from distributions pursuant to Sections 6.2(d) and 6.2(e) hereof.

(ii) Other than amounts referred to in clause (i) of this Section 3.2(g) which would have increased the Unpaid Capital Commitment of a Limited Partner, any amount otherwise distributable to a Limited Partner pursuant to Sections 3.2 and 3.3 may be retained by the Partnership and used for any purpose permissible under this Agreement to the extent that if such amounts had been distributed to the Limited Partner pursuant to Sections 3.2 and 3.3 and immediately recontributed thereby as a Capital Contribution, such Limited Partner’s Unpaid Capital Commitment would have been reduced by such amounts (and therefore such amounts may not exceed such Limited Partner’s then Unpaid Capital Commitment); provided, that the foregoing shall not limit the ability to pay Management Fees and Partnership Expenses and take reserves therefor in accordance with Sections 6.1(a) and 6.2(d) and (e).

(iii) Any amount retained pursuant to clauses (i) and (ii) of this Section 3.2(g) shall be treated as though such amount had been distributed to the Limited Partner pursuant to Sections 3.2 and 3.3 and immediately recontributed thereby as a Capital Contribution as of the date of such distribution for all purposes hereof.

3.3 Amounts and Priority of Distributions.

(a) Distributions of Current Proceeds and Disposition Proceeds from Investments. Each distribution of Current Proceeds and Disposition Proceeds from an Investment (after making a payment or provision for Organizational Expenses, Partnership Expenses and the Management Fee) shall initially be made to the Partners in proportion to each of their respective Percentage Interests with respect to such Investment. Notwithstanding the previous sentence, the share of each distribution of Current Proceeds and Disposition Proceeds of each Limited Partner (other than an Excepted JER Investor) from an Investment shall be divided between such Limited Partner on the one hand and the General Partner on the other hand as follows: [*]

(b) Distributions of Temporary Investment Income: Each distribution of Temporary Investment Income shall be divided among all Partners (including the General Partner) pro rata in proportion to their respective proportionate interests in the Partnership property or funds that produced such Temporary Investment Income, as reasonably determined by the General Partner.

(c) The “Net Loss from Writedowns” as of any date means, in respect of the Unrealized Investments for which there are writedowns, the aggregate excess of the Capital

Contributions and allocated Partnership Indebtedness directly relating to such Unrealized Investments over their aggregate Fair Market Values as of such date.

3.4 Escrow Account. (a) Establishment of Escrow Account. The Partnership shall establish an escrow account (the “Escrow Account”), with a sub-account for each non-Defaulting Limited Partner which is not an Excepted JER Investor. Subject to Section 3.4(b) below, the General Partner shall be required upon its receipt of any Carried Interest with respect to such Limited Partner to deposit into such Limited Partner’s sub-account in the Escrow Account an amount equal to 50% of the amount of such Carried Interest, in order to assure the availability of funds for the potential obligation of the General Partner to refund amounts pursuant to Section 3.4(c) below.

(b) Permitted Withdrawals Out of the Escrow Account.(i) All funds deposited in the Escrow Account shall remain in the Escrow Account and may not be withdrawn by the General Partner except as provided in this Section 3.4(b) and Section 8.3(h).

(ii) The General Partner may withdraw from the Escrow Account at any time and from time to time the amount of any interest or other earnings on the funds in the Escrow Account.

(iii) At any time and from time to time following the expiration or termination of the Commitment Period, the General Partner may withdraw from any Limited Partner’s sub-account in the Escrow Account any funds therein in excess of an amount equal to 20% of the sum of (A) the amount of such Limited Partner’s Unpaid Capital Commitment at such time, (B) such Limited Partner’s Capital Contributions for Investments that have not been the subject of a Disposition as of such time, (C) such Limited Partner’s Capital Contributions for Organizational Expenses, Management Fees and Partnership Expenses (or to satisfy the Partnership’s obligation under any Indebtedness incurred to pay any of the foregoing) that, in each case, have not been previously recouped by such Limited Partner and (D) such Limited Partner’s pro rata share of the aggregate Unrecouped Losses on Realized Investments of Limited Partners other than Excepted JER Investors.

(c) Payment of Excess 20% Amount Out of Escrow Account. (i) If, following the dissolution, winding up and termination of the Partnership and the distribution of all or substantially all of the Partnership’s assets (the date of such event being the “Final Clawback Determination Date”), distributions of Carried Interest to the General Partner have been made with respect to any non-Defaulting Limited Partner and the aggregate distributions of Carried Interest to the General Partner with respect to any Limited Partner minus any Interim GP Clawback Amount with respect to such Limited Partner exceeds 20% of the sum of (A) an amount (positive or negative) equal to (I) the cumulative distributions to such Limited Partner of Investment Proceeds over (II) the aggregate amount of Capital Contributions and returns of distributions pursuant to Section 5.2(b) made by such Limited Partner (such positive or negative amount being the “Cumulative Net Distributions” with respect to such Limited Partner), and (B) the aggregate distributions of Carried Interest to the General Partner with respect to such Limited Partner minus any Interim GP Clawback Amount with respect to such Limited Partner with respect to such Limited Partner, determined after giving effect to all transactions through the Final Clawback Determination Date, then the escrow agent shall return promptly to the

Partnership for distribution to such Limited Partner to the extent of the amount in such Limited Partner’s sub-account in the Escrow Account and without prejudice to the General Partner’s further obligations under Section 9.4, an amount determined after giving effect to all transactions through the Final Clawback Determination Date equal to the Excess 20% Amount (as defined in the next sentence) with respect to such Limited Partner. The “Excess 20% Amount” with respect to such Limited Partner shall equal an amount such that if such amount were distributed to such Limited Partner, the aggregate distributions of Carried Interest to the General Partner with respect to such Limited Partner (after reduction for such amount) minus any Interim GP Clawback Amount with respect to such Limited Partner would equal 20% of the sum of (I) such Limited Partner’s Cumulative Net Distributions (after increase for such amount) and (II) the aggregate distributions of Carried Interest to the General Partner with respect to such Limited Partner (after reduction for such amount) minus any Interim GP Clawback Amount with respect to such Limited Partner.

(ii) Any amount remaining in any Limited Partner’s sub-account in the Escrow Account after the payment to such Limited Partner of all amounts under this Section 3.4(c) shall be immediately released to the General Partner.

(d) For purposes of calculating distributions and maintaining Capital Accounts, amounts distributed by the Partnership and placed in escrow by the General Partner will be considered distributed to the General Partner and amounts required to be returned to the Partnership shall be considered a contribution to capital by the General Partner.

(e) The funds held in the Escrow Account shall be invested by the General Partner in Temporary Investments.

ARTICLE IV

The General Partner

4.1 Investment Guidelines. The Partnership shall make Investments in accordance with the Investment Guidelines set forth in Annex A, or as otherwise consented to by the General Partner and CalPERS. In addition, at such time as any funds of the Partnership are not invested in Investments, distributed to the Partners or applied towards the expenses or Indebtedness of the Partnership, the Partnership may invest such funds in Temporary Investments. The foregoing provisions of this Section 4.1 shall be subject to the good faith interpretation of the General Partner.

4.2 Powers of the General Partner. (a) The management, operation and policy of the Partnership shall be vested exclusively in the General Partner, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement.

(b) Without limiting the foregoing general powers and duties, the General Partner is hereby authorized and empowered on behalf and in the name of the Partnership, or on its own behalf and in its own name, or through agents as may be appropriate, subject to the limitations contained elsewhere in this Agreement:

(i) to formulate the investment policy of the Partnership provided that in so doing the General Partner shall comply with the Investment Guidelines of the Partnership as set out in Annex A;

(ii) to locate, identify, evaluate, research and negotiate investment opportunities and to acquire, underwrite, hold, protect, enhance, improve, manage, let, monitor, sell, exchange, convert or otherwise dispose of Investments for the account of the Partnership and to enter into contracts, deeds, agreements and other undertakings to acquire Investments on behalf of the Partnership;

(iii) to appoint a custodian to hold the assets of the Partnership (where deemed appropriate by the General Partner) or to appoint such other custodians or trustees as are required to hold any of the assets of the Partnership and give good title thereto on realization;

(iv) to monitor and, where appropriate, to appoint executive and non-executive directors to the boards of Portfolio Companies;

(v) to provide at its own expense office facilities and office and executive staff and office equipment to facilitate the carrying on of the business of the Partnership;

(vi) to receive, on behalf of the Partnership, Capital Contributions and any other payments pursuant to the terms of this Agreement made by Limited Partners and to receive Investment Proceeds arising from Investments;

(vii) to open, maintain and close bank accounts and custodian accounts for the Partnership and to draw checks and other orders for the payment of monies;

(viii) subject to Section 4.2(c), to incur or assume Indebtedness (or to cause a Portfolio Company to incur or assume Indebtedness), or to give (or to cause a Portfolio Company to give) indemnities, covenants and undertakings in favor of third parties on behalf of the Partnership (or a Portfolio Company) in connection with or for the purposes of the acquisition, holding or disposal of any Investment (including undertakings to make an Investment in the future) or in respect of the obligations of any Portfolio Company. The General Partner may make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, guarantees and other instruments and evidences of Indebtedness, and secure the payment thereof by mortgage, charge, pledge or assignment of any interest in all or any part of the Partnership’s assets and/or, subject to Section 4.2(c)(ii), the obligation of the Limited Partners to make Capital Contributions;

(ix) to make loans; provided, that such loans shall only be made in connection with an Investment;

(x) to disburse payments of Organizational Expenses and Partnership Expenses payable by the Partnership, including the expenses of acquiring and disposing of Investments to the extent that such expenses have not been or shall not be paid by any other Person and to provide against present or future contemplated obligations and contingencies;

(xi) to pay from the Partnership’s assets the Management Fee in accordance with Section 6.1;

(xii) to commence, settle or defend any litigation relating to the Partnership or to any of the Partnership’s assets;

(xiii) to enforce security and exercise liens, charges, seize collateral or pledged assets, appoint administrators, liquidators, receivers and reinsurers and generally to act to protect the Partnership’s Investments;

(xiv) to hold the Partnership’s assets in trust and to maintain the Partnership’s records and books of account at the Partnership’s principal place of business and to allow any Limited Partner or its representative access thereto for any proper purpose in accordance with the confidentiality provisions hereof at any reasonable time during normal business hours for the purpose of inspecting or copying the same;

(xv) to make payments and distributions to the Partners in accordance with the terms of this Agreement;

(xvi) to prepare and furnish accounts, reports and valuations to the Partners in accordance with the provisions of this Agreement;

(xvii) to admit substitute Limited Partners to the Partnership in accordance with the provisions of Article VIII;

(xviii) to delegate to, or otherwise engage, employees, agents, valuers, surveyors, monitoring agents, lawyers, accountants, custodians, nominees, brokers, investment and financial advisers and consultants and any other person including, without limitation, any Affiliate of the General Partner (provided that, apart from transactions the terms of which are expressly contemplated or approved by the terms of this Agreement, any such engagement of an Affiliate shall be on arm’s length terms) as it may deem necessary or advisable in relation to the affairs of the Partnership to perform or assist in the performance of all or any of the affairs of the Partnership set forth in this Section 4.2(b) and elsewhere herein and to authorize such delegate to act for and on behalf of the Partnership;

(xix) to invest the funds of the Partnership in Temporary Investments pending the completion of an Investment, and the making of distributions in accordance with Sections 3.2 and 3.3;

(xx) to enter into hedging arrangements in relation to the Partnership’s Investments in such form as the General Partner may determine provided that if such hedging arrangements take the form of borrowings such power shall be limited in accordance with Section 4.2(b)(ix);

(xxi) generally (without prejudice to Article VII) to communicate with the Limited Partners and to report to the Limited Partners at such times as it shall think fit and to represent the Partnership in all things;

(xxii) to pay or direct the Partnership to pay all taxes (including any interest, penalties or fines relating thereto) for which the General Partner, any Affiliate of the General Partner or the Partnership is liable on behalf of any Limited Partner or the Partnership or has been assessed in the name of the General Partner, such Affiliate or the Partnership;

(xxiii) to prepare, or procure the preparation of, tax returns (if any) for the Partnership and provide such assistance as it considers reasonable to enable Limited Partners to claim any reliefs from taxation and to prepare, or procure the preparation of, tax returns in respect of their profits from the Partnership;

(xxiv) to obtain insurance cover for its partners, directors, officers, employees and for itself and the Partnership and any other Indemnified Party in respect of any liabilities of such persons arising out of Partnership activities and in respect of any contingent liabilities of the Partnership;

(xxv) generally to do all other things on behalf of the Partnership as may in the General Partner’s opinion be reasonably required in connection with or ancillary to the purposes of objectives of the Partnership as described herein;

(xxvi) to appoint a person to act as nominee or attorney on behalf of the Partnership to sign, seal, endorse or execute any document as it may deem necessary and/or incidental to the conduct of the business of the Partnership;

(xxvii) to act as the “tax matters partner” under the Code and in any similar capacity under state, local or non-U.S. law; and

(xxviii) to make, in its sole discretion, any and all elections for Federal, state, local and non-U.S. tax matters, including any election to adjust the basis of Partnership property pursuant to Sections 734(b), 743(b) and 754 of the Code or comparable provisions of state, local or non-U.S. law.

(c) Borrowing and Guarantees. (i) The General Partner shall have the right, at its option, to cause the Partnership or a Portfolio Company to incur or assume Indebtedness from any Person at any time and for any purpose including to cover Organizational Expenses, Partnership Expenses or Management Fees, make Investments, provide permanent financing or provide interim financing to the extent necessary to consummate the purchase of Investments prior to completion of the permanent debt financing therefor or prior to the receipt of Capital Contributions; provided, that the average of the sum of the Indebtedness of the Partnership and the Partnership’s pro rata share of Indebtedness of all Investment entities for the last six months of each year, beginning with the year commencing on January 1, 2008, shall not exceed the average for such months of 80% of the Partnership’s pro rata share of the cost of the underlying assets acquired in connection with such Investments; except that a breach of this Section 4.2(c)(i) shall not be deemed to have occurred solely by reason of the existence or incurrence of Indebtedness at the underlying asset level if the General Partner does not possess the power to control the decision to assume or incur Indebtedness at such level and if the General Partner has used all commercially reasonable efforts to repay, retire or otherwise reduce any other Indebtedness for such Investments in order to comply with the foregoing 80% restriction; provided, further, that no such 80% limitation shall be applicable during the 6 month period after the Closing date; and, provided, further, that, notwithstanding the immediately foregoing provisos, the General Partner will use its good faith effort to cause the Partnership’s pro rata share of Indebtedness of all Investment entities for the last six months of each year, beginning with the year commencing on January 1, 2008, not to exceed the average for such months of 75% of the lower of (i) the Partnership’s pro rata share of the cost of the underlying assets acquired in connection with such Investments and (ii) the fair market value of such underlying asset. For the avoidance of doubt, neither (a) Indebtedness extended by the Partnership to any Portfolio Company nor (b) any Indebtedness related to CDO transactions shall be treated as Indebtedness for the foregoing purposes, and until the year beginning with the year commencing on the second anniversary of the Closing date, Indebtedness incurred pursuant to an Investor Note Facility shall not be treated as Indebtedness for the foregoing purposes. The General Partner shall give the Limited Partners prompt notice of any Indebtedness incurred by the Partnership which the General Partner intends to repay, if required, by a drawdown pursuant to Section 3.1(a)(iii), (iv), (v), (vi) or (vii), which notice shall include the General Partner’s estimate of the amount of the Partnership’s potential liability thereunder and the final maturity thereof.

(ii) In connection with any borrowings by the Partnership which are to be secured (directly or indirectly) by the obligation of the Partners to make Capital Contributions to the Partnership (an “Investor Note Facility”), the General Partner shall be authorized to pledge, hypothecate, mortgage, assign, transfer or grant security interests in or other liens on (i) the General Partner’s Interests and in its obligations to make Capital Contributions to the Partnership, (ii) the rights of the General Partner to call capital on behalf of the Partnership under this Agreement subject to the terms and conditions of this Agreement, and provided, that a Limited Partner shall not be obligated to fund a Capital Contribution in the event the Limited Partner is not required to fund under the express terms of this Agreement, and (iii) any other assets, rights or remedies of the Partnership or of the General Partner hereunder, including without limitation, the right to issue Payment Notices and to exercise remedies upon a default by a Limited Partner in the payment of its Capital Contributions and the right to receive Capital Contributions and other payments. To the extent that the Partnership has outstanding obligations under an Investor Note Facility and the lender requires a capital call in respect of the Investor Note Facility, each Limited Partner shall be obligated to fund into the bank account of the Partnership any remaining portion of its Unpaid Capital Commitment in accordance with the provisions of this Agreement that is called for purposes of repaying such Investor Note Facility without defense, counterclaim or offset of any kind, including any defense arising under Section 365(c) of the U.S. Bankruptcy Code, provided, that such agreement to fund shall not act as a waiver by such Limited Partner of its right to assert independently any claim that the Limited Partner may have against any other Partner or the Partnership. In the event that, as a result of any such transfer or grant of a security interest, a Limited Partner makes a payment in response to a Payment Notice issued by a lender in respect of the Investor Note Facility, such payment shall be deemed to be a Capital Contribution of such Limited Partner to the Partnership. In connection with a lender exercising its right to require a capital call in respect of the Investor Note Facility, it is agreed that such capital call shall be deemed to satisfy any requirement that it be made pro rata among Limited Partners if the respective amounts called are in accordance with the percentages to be used for such purpose as most recently furnished by the Partnership to the lender.

(iii) Notwithstanding anything herein to the contrary, the General Partner shall have the right to agree with one or more lenders (i) to subordinate payments to the Limited Partners hereunder to payments required under any Indebtedness and (ii) that, during the term of any Indebtedness, the Partnership will not initiate bankruptcy, insolvency, liquidation, reorganization, dissolution proceedings or any analogous proceedings without the consent of the lenders.

4.3 Limitation on Liability. (a) The General Partner shall be subject to all of the liabilities of a general partner under applicable law; provided, that, to the fullest extent permitted by law, none of the General Partner and its Affiliates, nor their respective partners, officers, members, shareholders, directors and employees and any other person who serves at the request of the General Partner on behalf of the Partnership as an officer, director, partner, employee or agent of any other entity (each, an “Indemnified Party”), shall be liable to the Partnership or to any Limited Partner for (i) any act performed or omission taken or suffered by such Indemnified Party in connection with the conduct of the affairs of the Partnership or otherwise in connection with this Agreement or the matters contemplated herein, unless such act or omission resulted from fraud, willful misconduct, gross negligence, bad faith or an intentional and material breach of this Agreement or violation of applicable U.S. federal securities laws by such Indemnified Party or (ii) any losses due to the negligence, dishonesty or bad faith of any broker or other agent of the Partnership unless such Indemnified Party was responsible for the selection or monitoring of such broker or agent and acted in such capacity with gross negligence, in each case if such Indemnified Party acted in good faith and, as to matters on behalf of the Partnership, in a manner reasonably believed to be in, and as to other matters, in a manner reasonably believed to be not opposed to, the best interests of the Partnership.

(b) To the fullest extent permitted by law, to the extent that, at law or in equity or otherwise, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the General Partner acting pursuant to the provisions of this Agreement shall not be liable to the Partnership or to any such other Partner for any action taken in good faith in reliance on the provisions of this Agreement. To the fullest extent permitted by law, the provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the General Partner otherwise existing at law or in equity or otherwise, are agreed by the Partners to modify to that extent such other duties and liabilities of the General Partner.

(c) The General Partner may, in its discretion, cause the Partnership to purchase, at the Partnership’s expense, insurance to insure the General Partner or any other Indemnified Party against liability for any breach of their fiduciary responsibilities.

(d) The General Partner hereby undertakes that it shall at all times duly and punctually pay and discharge its separate and private debts and engagements which arise outside of the scope of this Agreement whether present or future and keep the Partnership’s assets and the Limited Partners and their personal representatives, estates and effects indemnified therefrom and from all liabilities, actions, proceedings, costs, claims and demands in respect thereof.

(e) Subject to Section 11.12(b), the General Partner shall at all times act in good faith and in the best interests of the Limited Partners and the Partnership and, in managing the affairs of the Partnership and in its dealings with the Limited Partners, shall be subject to: (a) a duty of loyalty, which requires the General Partner to carry out its responsibilities with loyalty, honesty, good faith and fairness toward the Partnership and the Limited Partners (it being understood that the duty of loyalty is not intended to affect dealings between the General Partner and its Affiliates, on the one hand, and the Partnership, on the other hand, that are otherwise permitted hereunder or to require activities or transactions to be effected for the Partnership’s account that are permitted to taken hereunder for account of the General Partner and its Affiliates or the account of another person), and (b) a duty of care, which requires the General Partner to discharge its duties with the diligence, care and skill that that an ordinarily prudent institutional real estate investment manager in a like position pursuing similar superior risk-adjusted returns and assuming similar high risks would exercise under similar circumstances. Notwithstanding the foregoing, no Indemnified Party shall be liable for a breach of the standard of conduct set forth in this Section 4.3(e), nor shall an Indemnified Party lose its right to indemnification pursuant to Section 4.4 as a result of such a breach, nor shall such a breach constitute “Cause” hereunder, in each case to the extent that such Indemnified Party acted in a good faith belief that its conduct was consistent with such standard of conduct.

(f) The General Partner may consult with legal counsel and accountants selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interest of the Partnership in good faith reliance upon and in accordance with the advice of such counsel or accountants shall be full justification for any such act or omission, and the General Party shall be fully protected in so acting or omitting to act, provided that such counsel or accountants, were selected with reasonable care.

4.4 Indemnification. (a) To the fullest extent permitted by law, the Partnership shall indemnify and save harmless each of the Indemnified Parties from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated (whether or not in connection with proceedings by or in the right of the Partnership or any of the Partners), that are incurred by any Indemnified Party in acting on behalf of the Partnership or any alternative investment structure through which Investments are made or in furtherance of the interests of the Partnership or that otherwise arise out of or in connection with the affairs of the Partnership or any alternative investment structure through which Investments are made, including acting as a director or the equivalent of any entity in which an Investment is made during the period of time in which the Partnership holds such Investment, or the performance by such Indemnified Party of any of the General Partner’s responsibilities hereunder or otherwise in connection with the matters contemplated herein; provided, that:

(i) an Indemnified Party shall be entitled to indemnification hereunder only to the extent that (A) such Indemnified Party’s conduct did not constitute fraud, willful misconduct, gross negligence, bad faith or an intentional and material breach of this Agreement or violation of applicable U.S. federal securities laws and (B) such an Indemnified Party acted in good faith, and, as to matters on behalf of the Partnership, in a manner reasonably believed to be in, and, as to other matters, in a manner reasonably believed to be not opposed to, the best interests of the Partnership;

(ii) the Partnership’s obligations hereunder shall not apply with respect to economic losses or tax obligations incurred by the General Partner or any of its direct or indirect beneficial owners as a result of its owning an interest in the Partnership or in Investments;

(iii) no Limited Partner shall be responsible for claims, liabilities, damages, losses, costs and expenses arising solely out of disputes between or among the Indemnified Parties; and

(iv) no Limited Partner shall be responsible for the Partnership’s obligations pursuant to this Section 4.4(a) to the extent that the costs incurred in fulfilling such obligation relate to Investments in which such Limited Partner did not participate.

The satisfaction of any indemnification and any saving harmless pursuant to this Section 4.4(a) shall be from and limited to Partnership assets, and no Partner shall have any personal liability on account thereof; provided, that each Limited Partner shall be obligated to return any amounts distributed to it, in order to fund any deficiency in the Partnership’s indemnity obligations hereunder to the extent provided in Section 5.2(b).

(b) Other than with respect to expenses incurred by an Indemnified Party in connection with an action by an Indemnified Party brought against other Indemnified Parties, expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount to the extent that it shall be determined ultimately that such Indemnified Party is not entitled to be indemnified hereunder. No advances shall be made by the Partnership under this Section 4.4(b) without the prior written approval of the General Partner.

(c) The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

(d) Any Indemnified Party shall first seek recovery under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be, and, if such Indemnified Party is not the General Partner, such Person shall obtain the written consent of the General Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person; and if liabilities arise out of the conduct of the affairs of the Partnership and any other Person for which the Indemnified Party entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined in good faith by the General Partner in light of its fiduciary duties to the Partnership and the Limited Partners.

4.5 General Partner as Limited Partner. The General Partner shall also be a Limited Partner to the extent that it acquires an Interest as a Limited Partner, and to such extent shall be treated as a Limited Partner in all respects except that the General Partner in such capacity shall not be subject to the Carried Interest. Any Interest of a Limited Partner which is held by the General Partner or any of its Affiliates shall be deemed to have been voted and/or abstained in the same manner and proportions as the aggregate Interests of the other Limited Partners are voted and/or abstained.

4.6 Other Activities. Exclusivity. (a) Except as provided herein, until the earlier of Full Investment or the expiration of the Commitment Period, the General Partner shall seek to pursue all investment opportunities meeting the Investment Guidelines for the exclusive benefit of the Partnership; provided, that the foregoing shall not apply to investments the acquisition costs of which individually do not exceed $5,000,000. Notwithstanding the foregoing, the General Partner may cause the Partnership to co-invest in any investment opportunity meeting the investment objectives of the (i) Partnership and (ii) JER Fund IV and/or JERIT, with such co-investment being allocated 55% percent to the Partnership and 45% to JER Fund IV and/or JERIT; provided, that where the Partnership and JER Fund IV and/or JERIT invest in the same investment opportunity, JER Fund IV and/or JERIT shall, subject to tax, legal, regulatory, accounting and other similar considerations, invest and divest at substantially the same time and on substantially the same terms and conditions as those on which the Partnership invests; provided, that the Partnership may separately dispose of its pro rata share of such Investment without the consent of JER Fund IV and/or JERIT, as applicable; and, provided, further, that until four months after the Closing date all Target Investments shall be allocated 100% to the Partnership. The General Partner hereby confirms that no allocation pursuant to the immediately preceding sentence shall result in CalPERS, through its Interest in the Partnership, indirectly owning less than 50% of any Investment.

(b) Notwithstanding the foregoing, JER Fund IV and JERIT may be allocated all or any portion of a Target Investment pursuant to the internal JER allocation policy, if (i) the Partnership is otherwise restricted or precluded from pursuing such investment (including, as a result of the investment restrictions set forth in Annex A) or (ii) if the General Partner in good faith determines not to acquire the Partnership’s share of such Target Investment; provided, that the General Partner shall inform CalPERS of any Target Investment that is allocated to JER Fund IV or JERIT pursuant to this Section 4.6(b); and, provided, further, that the General Partner shall at the same time provide CalPERS with a copy of the internal JER memo setting forth the basis for the allocation in accordance with JER’s internal allocation policy. In addition to the above and in accordance with clauses (i) and (ii) of the immediately preceding sentence, the General Partner may offer all or any portion of a Target Investment to unaffiliated third parties, including as co-investments with the Partnership.

(c) Certain Time Commitments. The General Partner shall require the Credit Team (or any Approved Replacement of a member thereof) to dedicate such time to the Partnership as may be reasonably necessary to manage the affairs of the Partnership. The General Partner shall inform CalPERS if any member of the Credit Team ceases to be employed by JER and its Affiliates. The General Partner and the Credit Team will comply with the Credit Team Dedication Plan attached hereto as Exhibit I.

(d) Transactions with Affiliates on Arm’s-Length Terms. Apart from transactions the terms of which are expressly contemplated or approved by the terms hereof, the General Partner, JER and its Affiliates shall not engage in any transaction with the Partnership or any entity in which an Investment has been made unless the terms of the transaction are on terms which are no less favorable to the Partnership or such entity than would be obtained in a transaction with an unaffiliated party.

(e) Except as provided in Sections 4.6(a)-(d) above, this Agreement shall not be construed in any manner to preclude JER and the General Partner or any of their Affiliates from engaging in any activity whatsoever permitted by applicable law.

4.7 Valuation. (a) All determinations of Fair Market Value to be made hereunder shall be made pursuant to the terms of this Section 4.7. For all purposes of this Agreement, all determinations of Fair Market Value which have been made in accordance with the terms of this Section 4.7 shall be final and conclusive on the Partnership and all Partners, their successors and assigns.

(b) The Fair Market Value of securities which are Marketable Securities shall equal (i) in the case of securities which are primarily traded on a securities exchange, the average of their last sale prices on such securities exchange on each trading day during the ten trading day period ending immediately prior to the date of the determination, or if no sales occurred on any such day, the closing “bid” price on such day, (ii) if the principal market for such securities is, or is deemed to be, in the over-the-counter market, the average of their closing sale prices on each trading day during the ten trading day period ending immediately prior to the date of the determination, as published by the National Association of Securities Dealers Automated Quotation System or similar organization, or if such price is not so published on any such day, the closing “bid” price, if available, on any such day, in each case as reasonably determined by the General Partner based upon prices obtained from any third party reputable pricing service, broker or dealer, and (iii) if such securities are traded on PORTAL, the Fair Market Value of such securities by security as reasonably determined by the General Partner based upon third party bid pricing information. The General Partner shall disclose to CalPERS the party(ies) from which it obtained the prices referenced in the foregoing clauses (ii) and (iii).

(c) The Fair Market Value of any Investments or of property received in exchange for any Investments which are not Marketable Securities shall be calculated not less than quarterly and shall initially be determined by the General Partner, who shall promptly supply CalPERS with such valuations and the General Partner’s basis therefor. If CalPERS objects in writing to any such valuation (which objection must be within 30 days of any notice of such valuation), and the General Partner and CalPERS are unable to agree upon a mutually acceptable valuation within 30 days after such objection is made, the General Partner shall (at the Partnership’s expense) cause an independent, or other valuation expert mutually acceptable to the General Partner and CalPERS to make a valuation, and such appraiser’s or expert’s determination of such valuation shall be binding on all parties.

(d) Notwithstanding any provision of this Agreement to the contrary, for purposes of determining the Appraised Value With Carry or the Appraised Value Without Carry of any Limited Partner’s Interest, Investments which are not Marketable Securities shall, unless the General Partner and CalPERS otherwise agree, be valued at the Partnership’s expense by an independent valuation expert mutually acceptable to the General Partner and CalPERS, and such expert’s determination shall be binding on all parties. In addition, in connection with the removal of the General Partner pursuant to Section 8.1(d), the General Partner may elect to have the Fair Market Value of its entire Interest (inclusive of any potential Carried Interest) determined at the Partnership’s expense by an independent valuation expert mutually acceptable to CalPERS and the General Partner, and such expert’s determination shall be binding on all parties.

(e) In connection with the determination of the Appraised Value With Carry or the Appraised Value Without Carry, the General Partner shall provide CalPERS with a detailed report showing the calculations, on an asset-by-asset basis, undertaken in determining the Appraised Value With Carry or the Appraised Value Without Carry, as applicable.

4.8 Miscellaneous Covenants. (a) The General Partner will not admit any entity or Person other than CalPERS, JERIT, JER Fund IV or any other subsidiary that is wholly owned by JERIT and/or JER Fund IV as a Limited Partner without the prior consent of CalPERS; provided, that any such admission shall not result in an increase in commitments to the Partnership.

(b) The General Partner shall not make, or cause to be made, an election to treat the Partnership as an association taxable as a corporation for U.S. federal income tax purposes.

ARTICLE V

The Limited Partners

5.1 Management. (a) Except as expressly provided in this Agreement, no Limited Partner shall take part in or have the right or power to participate in the management, affairs or conduct of the business of the Partnership, nor shall any Limited Partner have the power to sign for or bind the Partnership. To the fullest extent permitted by law, the exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the management of the business of the Partnership so as to make such Limited Partner liable as a general partner under the Act for any of the debts and obligations of the Partnership for purposes of the Act. To the fullest extent permitted by law, Limited Partners as such shall owe no fiduciary duties to the General Partner nor to any other

Limited Partner with respect to the Partnership; provided, that notwithstanding the foregoing, Limited Partners shall continue to be subject to the duties and obligations expressly set forth under this Agreement.

(b) Any Limited Partner may, upon notice to the General Partner, elect to hold all or any fraction of such Limited Partner’s Interest as a non-voting Interest, in which case such Limited Partner shall not be entitled to participate in any consent of the Limited Partners with respect to the portion of its Interest which is held as a non-voting Interest (and such non-voting Interest shall not be counted in determining the giving or withholding of any such consent). Except as provided in this Section 5.1, an Interest held as a non-voting Interest shall be identical in all regards to all other Interests held by Limited Partners. Any such election shall be irrevocable and shall bind the assignees of such Limited Partner’s Interest.

5.2 Liabilities of the Limited Partners. (a) Except as provided by the Act or other applicable law and subject to the obligation to make Capital Contributions pursuant to Article III, to indemnify the Partnership and the other Partners as provided in Section 10.6, to return distributions as provided in Section 5.2(b) and to make payments in respect of the Final Clawback Amount under Section 9.4 (in the case of the General Partner), no Limited Partner shall have any personal liability whatsoever in its capacity as a Limited Partner, whether to the Partnership, to any of the Partners, or to the creditors of the Partnership, for the debts, liabilities, contracts, or other obligations of the Partnership or for any losses of the Partnership.

(b) Except as required by the Act or other applicable law or as expressly described herein, no Limited Partner shall be required to repay to the Partnership, any Partner or any creditor of the Partnership all or any part of the distributions made to such Limited Partner pursuant to Article III hereof; provided, that, to the maximum extent permitted by law and subject to the limitations set forth in Section 5.2(c) below, each Limited Partner (including any former Limited Partner) may be required to return distributions made to such Limited Partner or former Limited Partner for the purpose of meeting such Limited Partner’s share of the Partnership’s indemnity obligations under Section 4.4, in an amount up to, but in no event in excess of, the aggregate amount of distributions actually received by such Limited Partner from the Partnership. However, if, notwithstanding the terms of this Agreement, it is determined under applicable law that any Limited Partner has received a distribution which is required to be returned to or for the account of the Partnership, any other Partner or creditors of the Partnership, then the obligation under applicable law of any Limited Partner to return all or any part of a distribution made to such Limited Partner shall be the obligation of such Limited Partner and not of any other Limited Partner. Any amount returned by a Limited Partner pursuant to this Section 5.2(b) shall be treated as a Capital Contribution to the Partnership. A Limited Partner’s share of the total give-back obligation under this Section 5.2(b) will be based on the amount of distributions received by such Limited Partner arising out of the Investment giving rise to the Partnership’s indemnity obligations under Section 4.4; provided, that to the extent such indemnity obligations are not related to a particular Investment, or exceed the amount of distributions received by such Limited Partner arising out of an Investment, then amounts required to be returned under this Section 5.2(b) will be funded out of distributions generally. Unless otherwise approved by CalPERS, the General Partner shall treat all Limited Partners on the same basis in respect of the General Partner’s efforts in collecting any amounts owing under this Section 5.2(b).

(c) Determination of Each Partner’s Share of Clawback. (i) Investment-Related Clawback Amounts. Subject to the restrictions contained in paragraph (b) above and paragraph (d) below, (A) if an indemnification obligation is related to the acquisition, holding or Disposition of an Investment (an “Investment Related Clawback Amount”), each Partner (including any former Partner) having an interest in such Investment shall be obligated to contribute an amount equal to the product of such Partner’s Percentage Interest in such Investment and the lesser of (I) the aggregate Investment Proceeds distributed with respect to such Investment and (II) such Investment Related Clawback Amount and (B) to the extent that such Investment Related Clawback Amount exceeds the aggregate Investment Proceeds generated by such Investment, each Partner (including any former Partner) shall be obligated to contribute an additional amount equal to the product of (I) the percentage that such Partner’s Capital Commitment represents of the total Capital Commitments of the Partners and (II) the amount of such excess. Notwithstanding the preceding sentence, to the extent that distributions of Carried Interest in respect of any Limited Partner have been made to the General Partner and have not already been repaid pursuant to this Section 5.2(c), such Limited Partner’s share of such Investment Related Clawback Amount shall be reduced, and the General Partner’s share of such Investment Related Clawback Amount shall be increased, by an amount (the “Investment Related Interim GP Clawback Amount”) equal to the lesser of (x) the amount of such Carried Interest distributions and (y) 20% of such Limited Partner’s share of such Investment Related Clawback Amount.

(ii) Other Clawback Amounts. Subject to the restrictions contained in paragraph (b) above and paragraph (d) below, if an indemnification obligation is unrelated to the acquisition, holding or Disposition of an Investment (an “Other Clawback Amount”), each Partner (or former Partner) shall be obligated to contribute an amount equal to the product of (A) the percentage that such Partner’s Capital Commitment represents of the total Capital Commitments of the Partners and (B) such Other Clawback Amount. Notwithstanding the preceding sentence, to the extent that distributions of Carried Interest in respect of any Limited Partner have been made to the General Partner and have not already been repaid pursuant to this Section 5.2(c), such Limited Partner’s share of such Other Clawback Amount shall be reduced, and the General Partner’s share of such Other Clawback Amount shall be increased, by an amount (the “Other Interim GP Clawback Amount”) equal to the lesser of (x) the amount of such Carried Interest distributions and (y) 20% of such Limited Partner’s share of such Other Clawback Amount.

(d) Restrictions on LP Clawback. The obligation of a Limited Partner to return distributions made to such Limited Partner for the purpose of meeting the Partnership’s indemnity obligations under Section 4.4 shall be subject to the following limitations:

(i) no Limited Partner shall be required to return any distribution after the second anniversary of the date of such distribution; provided, that if at the end of such period, there are any Proceedings then pending or threatened or any other liability (whether contingent or otherwise) or claim then outstanding, the General Partner shall so notify the Limited Partners at such time or of such liabilities and claims and the obligation of the Limited Partners to return any distribution for the purpose of meeting the Partnership’s indemnity obligations under Section 4.4 shall survive with respect to each such

Proceeding, liability and claim set forth in such notice (or any related Proceeding, liability or claim based upon the same or a similar claim) until the date that such Proceeding, liability or claim is ultimately resolved and satisfied; and provided, further, that the provisions of this clause (i) shall not affect any independent obligations of the Limited Partners under applicable law to return distributions;

(ii) if any Limited Partner is required to return a distribution after the Final Clawback Determination Date, such Limited Partner may set off against the amount required to be returned under this Section 5.2 an amount equal to the lesser of:

(A) the amount of distributions of Carried Interest in respect of such Limited Partner that have been made to the General Partner and have not already been repaid pursuant to Section 5.2(c) or Section 9.4, provided, that no such setoff shall be made to the extent that the amount of such setoff and the Final Clawback Amount exceed the aggregate distributions of Carried Interest to the General Partner with respect to such Limited Partner minus any Interim GP Clawback Amount with respect to such Limited Partner and

(B) 20% of such Limited Partner’s share of such returned distribution, and the General Partner shall provide such information as such Limited Partner may reasonably require in order to determine the amount of such set-off; and

(iii) the aggregate amount of distributions which a Limited Partner (other than the General Partner in respect of the return of its Carried Interest) may be required to return hereunder shall not exceed an amount equal to 25% of such Limited Partner’s Capital Commitment.

(e) In the case of any Limited Partner which is an agency or instrumentality of a state, if a provision of this Agreement is inconsistent with limitations under the laws of such state on such Limited Partner’s power or authority to make indemnity payments, then such Limited Partner and the General Partner shall enter into alternative arrangements consistent with such limitations regarding such provision so that the economic benefits of the Partnership to such Limited Partner are not materially more favorable to such Limited Partner than the economic benefits received or to be received by Limited Partners generally (as determined by the General Partner in good faith).

5.3 Limited Partners’ Outside Activities. (a) Subject to Section 4.6 with respect to Limited Partners that are affiliated with the General Partner and to the use of information in a manner compliant with a Limited Partner’s obligations under Section 11.2, a Limited Partner shall be entitled to and may have business interests and engage in activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership and the entities in which the Partnership invests and may engage in transactions with, and provide services to, the Partnership or any such entity. Neither the Partnership, any other Partner nor any other Person shall have any rights by virtue of its participation in the Partnership in any business ventures of any Limited Partner.

(b) The General Partner may offer co-investment opportunities to JERIT and JER Fund IV in a manner consistent with Section 4.6(d).

(c) The General Partner or one of its Affiliates may make an investment in any vehicle formed for a co-investment opportunity to the extent it is advised by counsel that such investment is desirable for tax purposes. The General Partner or one of its Affiliates may agree to serve as the general partner or similar managing fiduciary of any vehicle formed for a co-investment opportunity.

5.4 Certain Rights of CalPERS. (a) Following the Lock-Up Period, CalPERS shall have the right, at any time and from time to time, by giving notice to the General Partner, to request that the Partnership disposes of an Investment. CalPERS shall specify the Investment to be sold in such notice. The General Partner shall use its good faith efforts to complete an orderly sale of the subject Investment within a reasonable time, taking into account prevailing market conditions and other factors that the General Partner may reasonably determine, consistent with obtaining the reasonable market value for such Investment. Notwithstanding the foregoing, the General Partner shall not be obligated to use its good faith efforts to sell an Investment upon CalPERS’ request pursuant to this Section 5.4(a), if (i) such a sale could result in the violation of or constitute a default under any agreement to which the Partnership and its Affiliates are subject or (ii) such Investment has been contributed, transferred or sold to a CDO.

(b) Without the consent of CalPERS, the General Partner and the Partnership shall not:

(i) issue a Payment Notice requiring a Capital Contribution for an amount in excess of CalPERS’ Unpaid Capital Commitment;

(ii) except as expressly set forth herein, distribute any Investment Proceeds in a manner other than as set forth in Section 3.3;

(iii) acquire an Investment that is inconsistent with the Investment Guidelines set forth in Annex A;

(iv) do any act in contravention of this Agreement or the Certificate of Limited Partnership or use any Partnership property for any purpose other than a purpose explicitly set forth in this Agreement ;

(v) except as contemplated herein, enter into any contract or transaction between the Partnership and any Person who is an Affiliate of the General Partner or JER or in which the General Partner or JER has a financial interest;

(vi) in its capacity as the “tax matters partner”, take any action that would result in a material adverse effect on the Partnership, CalPERS or the Partnership’s assets or operations (including the settlement of any tax audit or judicial review); provided, that, CalPERS shall not unreasonably withhold its consent if the General Partner reasonably demonstrates that any actions contemplated in this clause (vi) are in the best interest of the Partnership and the Partners. For the avoidance of doubt, it shall not be unreasonable for CalPERS to withhold its consent if CalPERS reasonably determines that any action proposed by the General Partner would result in an adverse effect on CalPERS; or

(vii) except (a) on the advice of counsel, as required by law, regulation or legal process, (b) to financing parties, counterparties, co-investors, joint venturers or sellers to or in respect of the Partnership or any Investment, if the General Partner determines in good faith that such disclosure is in the best interests of the Partnership in connection with its business or affairs or (c) to the other Limited Partners in the ordinary course of the Partnership’s business, neither the General Partner nor any of its Affiliates nor the Partnership shall disclose any information relating to CalPERS, including CalPERS’ name, or other identifying information, or CalPERS’ address, in written materials disseminated to third parties, and shall not otherwise disclose, either orally or in writing, any relationship with CalPERS using CalPERS’ name to persons or entities which are not agents or representatives of the Partnership (including attorneys or accountants thereof), for any reason (other than as set forth above), without prior written permission of CalPERS.

(c) The General Partner hereby agrees that qualified, senior staff counsel regularly employed by CalPERS (or qualified outside counsel selected and monitored by such senior staff counsel) shall be acceptable legal counsel for purposes of any opinions of counsel required of CalPERS as a Limited Partner that may be or is required to be rendered by a Limited Partner under this Agreement.

(d) The General Partner acknowledges and agrees that CalPERS reserves all immunities defenses, rights or actions arising out of its sovereign status or under the Eleventh Amendment to the United States Constitution, and no waiver of any such immunities, defenses, rights or actions shall be implied or otherwise deemed to exist by reason of its execution of this Agreement or any agreement related thereto, by any express or implied provision thereof or by any actions or omissions to act by CalPERS or any of CalPERS’ representatives or agents, whether taken pursuant to or prior to CalPERS’ execution of this Agreement or of any agreement related thereto. Notwithstanding the foregoing, CalPERS hereby acknowledges that the foregoing does not limit the validity and legally binding nature of the contractual obligations of CalPERS hereunder or under any other agreement related hereto.

(e) The General Partner hereby agrees to meet with representatives of CalPERS to discuss the activities of the Partnership (i) on an annual basis at such time as may be mutually agreed upon by the General Partner and CalPERS and (ii) at such other times as may be reasonably requested by CalPERS. Such meetings shall be held at the Partnership’s office or such other location mutually agreed upon by the General Partner and CalPERS.

ARTICLE VI

Expenses and Fees

6.1 Management Fees. (a) The Management Fee will commence accruing as of the date of the Closing. CalPERS shall make a Capital Contribution to the General Partner of the fee applicable to such Limited Partner (the “Management Fee”) described below. The Management Fee shall be paid quarterly in arrears in the manner and on the dates set forth in Section 3.1. The Management Fee may also be paid out of the CalPERS’ share of Investment Proceeds and the General Partner may cause the Partnership to borrow funds to pay the Management Fee. The Management Fee on any date shall be an amount equal to the product of (I) 1.5% per annum and (II) the sum of (A) CalPERS’ aggregate Capital Contributions for Investments minus (B) Capital Contributions for Investments that have been the subject of a Disposition.

(b) The Management Fee for any Management Fee period of the Partnership shall be pro-rated for the number of days in such period.

6.2 Partnership Expenses. (a) The Partnership shall bear and be charged with the following costs and expenses of the Partnership (and shall promptly reimburse the General Partner or its Affiliates, as the case may be, to the extent that any of such costs and expenses are paid by such entities) (the “Partnership Expenses”):

(i) fees and expenses for attorneys, accountants and other professionals to the extent that they relate to an Investment or otherwise to the business of the Partnership;

(ii) all costs and expenses, if any, incurred in diligencing, acquiring, developing, negotiating, structuring, financing and disposing of actual Investments, including indemnification costs to purchasers and sellers of Investments and other parties, costs for financing, legal, accounting, advisory and consulting services, duplicating, postage, delivery, lodging, travel, long distance telephone, appraisal, engineering and environmental services, and property costs in connection therewith (to the extent not subject to any reimbursement of such costs and expenses by entities in which the Partnership invests or other third parties);

(iii) to the extent the General Partner and its Affiliates are not reimbursed by an entity in which the Partnership has invested or proposes to invest or other third parties, (A) Broken Deal Expenses and (B) any deposits or down payments of cash or other property (whether made before or after the date hereof) that are forfeited in connection with a proposed Investment that is not ultimately made;

(iv) sales, leasing and brokerage commissions, development fees, loan servicing fees, custodial expenses and other investment costs incurred in connection with Investments;

(v) interest on and fees and expenses arising out of all borrowings made by the Partnership, including the arranging thereof;

(vi) the costs of any litigation, directors and officers liability insurance or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Partnership;

(vii) expenses of liquidating the Partnership;

(viii) any taxes, fees or other governmental charges levied against the Partnership and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Partnership;

(ix) expenses incurred in connection with the operation of the Escrow Account; and

(x) any other expenses incurred in relation to the administration of the Partnership.

(b) The Partnership shall also reimburse Affiliates of the General Partner at competitive market rates to the extent such Affiliates provide any of the services described in Section 6.2(a) which would otherwise be provided by an unrelated third party; provided, that prior to Affiliates of the General Partner receiving any reimbursements for services provided as described in Section 6.2(a), the General Partner shall provide CalPERS with the statement of an independent third party providing that such reimbursements are equal to or lower than the fees charged by unrelated third parties for the same services.

(c) The Partnership or any Portfolio Company may appoint JER or one of its Affiliates as the manager of any CDO to which Investments of the Partnership are contributed, sold or transferred and JER or its Affiliate shall be entitled to receive fees and reimbursements for such services; provided that fees and reimbursements are no greater than those that would be paid to unaffiliated third parties performing substantially similar services; provided, further, that prior to JER or its Affiliate receiving any fees and reimbursements as manager of a CDO, the General Partner shall provide CalPERS with the statement of an independent third party providing that such fees and reimbursements are equal to or lower than the fees charged by unaffiliated third parties for the same services. CalPERS acknowledges that whenever the Partnership acquires (i) a controlling interest in the subordinate controlling class of a CMBS securitization or (ii) B-Notes or Mezzanine Loans relating to a securitization, JER or one of its Affiliates may be appointed as the special servicer for such securitization and receive fees for such services. The General Partner, JER and or their Affiliates may earn fees from unaffiliated third parties at competitive market rates for services provided to such unaffiliated third parties who co-invest with the Partnership pursuant to Section 4.6(b).

(d) Partnership Expenses and the repayment of any Indebtedness may be allocated against items of Disposition Proceeds, Current Proceeds and Temporary Investment Income in a manner reasonably determined by the General Partner. Partners may be required to make Capital Contributions to the extent of their Unpaid Capital Commitments for the payment of such Partnership Expenses to the extent the Partnership does not have sufficient funds to pay such expenses.

(e) The General Partner may withhold on a pro rata basis from any distributions amounts necessary to create, in its good faith discretion, appropriate reserves for expenses and liabilities (including Management Fees, Partnership Expenses, Indebtedness and Organizational Expenses), contingent or otherwise, of the Partnership as well as for any required tax withholdings.

(f) Any amounts paid by the Partnership for or resulting from any instrument or other arrangement designed to hedge or reduce one or more risks associated with an Investment shall be considered a Partnership Expense relating to such Investment. Any distributions resulting from any such arrangements shall be treated as Current Proceeds from such Investment.

(g) The Partnership may invest in or enter into short sales and other derivative contracts or instruments if such sales, contracts or instruments are bona fide hedging transactions in connection with the acquisition, holding or disposition of Investments. Any amounts paid by the Partnership for or resulting from any such sales, contracts or instruments shall be treated as a Partnership Expense relating to the Investment(s) hedged thereby and as part of the contributions applied to such Investment(s) for purposes of the distribution priorities set forth in the Partnership Agreement, and, if two or more Investments are hedged thereby, such amounts shall be allocated among such Investments as reasonably determined by the General Partner. Any distributions resulting from any such sales, contracts or instruments shall be treated as Current Proceeds from the Investment(s) hedged thereby, and, if two or more Investments are hedged thereby, such distributions shall be allocated among such Investments as reasonably determined by the General Partner.

ARTICLE VII

Books and Records and Reports to Partners

7.1 Books and Records. The General Partner shall keep or cause to be kept complete and appropriate records and books of account. Except as otherwise expressly provided herein, such books and records shall be maintained on a basis which allows the proper preparation of the Partnership’s financial statements and tax returns. The books and records shall be maintained at the principal office or other offices of the Partnership as the General Partner shall determine. Any Limited Partner or its duly authorized representatives shall be permitted to inspect the books and records of the Partnership for any proper purpose and make copies thereof at any reasonable time during normal business hours. The books and records of the Partnership will be retained by the General Partner at least until the seventh anniversary of the creation of such books and records. In addition, the General Partner hereby agrees to preserve all financial and accounting records pertaining to the Partnership and this Agreement during the term of the Partnership as set forth in Section 2.7 and for four years thereafter.

7.2 Federal, State, Local and Non-U.S. Income Tax Information. Within 90 days after the end of each Fiscal Year, or as soon as practicable thereafter and within 180 days (subject in both cases to reasonable delays in the event of the late receipt of any necessary information from any Person in which the Partnership holds Investments) after the end of such Fiscal Year, the General Partner shall prepare and send, or cause to be prepared and sent, to each person who was a Partner at any time during such Fiscal Year copies of such information as may be required for Federal, state, local and non-U.S. income tax reporting purposes, including copies of Schedule K-1 (“Partner’s Share of Income, Credits, Deductions, etc.,”) or any successor schedule or form, for such person, and such other information as a Partner may reasonably request for the purpose of applying for refunds of withholding taxes.

7.3 Reports to Partners. (a) Subject to Section 11.2, within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Partnership, and within 90 days (subject in both cases to reasonable delays in the event of the late receipt of any necessary financial statements from any Person in which the Partnership holds Investments) after the end of each Fiscal Year of the Partnership, the General Partner shall send to each person who was a Partner during such period:

(i) the following financial statements for the Partnership prepared on an accrual basis and in accordance with GAAP:

(A) a balance sheet of the Partnership as of the end of such period,

(B) a statement of income or loss for each Partner and a statement of Partners’ capital for such period,

(C) a statement of cash flows, and

(D) a statement of changes in Partners’ equity;

(ii) a schedule of changes in Capital Account balances of a Partner;

(iii) in the case of an annual report with respect to any Fiscal Year, an opinion of a nationally recognized accounting firm based upon their audit of the financial statements referred to in clause (i) above; and

(iv) in the case of an annual report with respect to any Fiscal Year, the General Partner shall cause to be mailed to each Partner, if not already contained in such annual report, an itemized report containing:

(A) a statement of any fees received by the General Partner or any of its Affiliates during such Fiscal Year in connection with the Partnership (including fees received from or in respect of Investments in Portfolio Companies);

(B) such other information which any Limited Partner may reasonably request in writing relating to the Partnership’s or the General Partner’s other relationships, if any, with Portfolio Companies (subject to the imposition by the General Partner of reasonable confidentiality restrictions with respect to such information);

(C) a certificate of the General Partner to the effect that the statement of the fees described in subparagraph (A) above is true and correct in all material respects; and

(D) a statement of any Broken Deal Expenses borne by the Partnership during such Fiscal Year.

(b) On a semi-annual basis, the General Partner shall send to each person who was a Partner during such period (A) a schedule of the Partnership’s valuation of each Investment held by the Partnership during such period and (B) a summary of each Investment acquired or Disposed of during such period, including the acquisition or Disposition costs, as applicable, in connection therewith.

(c) Subject to the confidentiality provisions hereof, the General Partner shall use reasonable efforts, where it is reasonable under the circumstances to do so, to provide such other information as any Limited Partner may from time to time request in order to comply with regulatory requirements, including tax filing or reporting requirements, to which such Limited Partner (or any class of Limited Partners) is subject; provided, that the General Partner, acting reasonably and in good faith, shall have the right (but not the obligation) to require such Limited Partner(s) receiving such information to pay the reasonable costs and expenses incurred by the General Partner in providing such information. In addition, the General Partner shall use reasonable efforts to provide CaLPERS with any additional reports that CalPERS reasonably may request.

ARTICLE VIII

Transfers, Withdrawals and Default

8.1 Transfer and Withdrawal of the General Partner. (a) Voluntary Transfer. Without the consent of a Majority in Interest of the Limited Partners, the General Partner shall not have the right to assign or otherwise transfer all or any part of its Interest (including by way of the merger or other similar business combination transaction between such General Partner and another entity whether consensual or by operation of law) as a general partner of the Partnership (but may pledge its interest in connection with any Partnership Indebtedness), and in no case shall the General Partner have the right to withdraw from the Partnership; provided, that without the consent of the Limited Partners the General Partner may, at the General Partner’s expense, be reconstituted as or converted into another form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation or otherwise, or transfer all or any part of its interest as the general partner of the Partnership to one of its Affiliates, so long as such reconstitution, conversion or transfer does not have adverse tax or legal consequences for the Limited Partners. In the event of a transfer by the General Partner of all of its interest as a general partner of the Partnership in accordance with this Section 8.1(a), its transferee shall be substituted in its place as general partner of the Partnership and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership.

(b) Removal of the General Partner following Disabling Event. The General Partner shall cease to be the general partner of the Partnership upon the occurrence of a Disabling Event, and thereafter, except as provided by applicable law, neither the General Partner nor its successors in interest shall have any of the powers, obligations or liabilities of a general partner of the Partnership under this Agreement or under applicable law. Subject to Section 9.1(b), upon the occurrence of any Disabling Event the Partnership shall be dissolved and wound up in accordance with the provisions of Section 9.2. If the General Partner shall cease to be the general partner of the Partnership upon the occurrence of a Disabling Event and a Majority in Interest of the Limited Partners shall determine to continue the business of the Partnership pursuant to Section 9.1(b), notice of that determination shall be given to the General Partner by a party authorized by such Limited Partners to give such notice on behalf of such Limited Partners.

(c) Removal/Dissolution for Cause. A Majority in Interest of the Limited Partners may, at their option upon notice to the General Partner at any time following the occurrence of an event of Cause and the failure of the General Partner to cure such event of Cause within 45 calendar days thereafter (including, in the case of any finding of Cause with respect to the conduct of personnel of the General Partner, if the General Partner terminates or causes the termination of employment with such entity and its Affiliates of all individuals who engaged in the conduct constituting such Cause and makes the Partnership and any entity in which the Partnership has made an Investment whole for any actual financial loss which such conduct had caused the Partnership or such entity), either (i) require the removal, effective as of a date not less than 30 days from the date of notice to the General Partner of such removal, of the General Partner from the Partnership and the substitution of other Persons as general partner of the Partnership in lieu thereof (which successor general partner shall be approved by 66-2/3% in Interest of the Limited Partners and which removal shall be effected in accordance with the procedures set forth in Section 8.1(e)) or (ii) dissolve the Partnership. Except as required by law or legal process, upon notice of a removal of the General Partner under the Partnership Agreement pursuant to this Section 8.1(c), the General Partner may not exercise its powers pursuant to this Agreement or the Partnership Agreement during the 30 day period indicated in clause (i) above without the prior consent of a Majority in Interest of Limited Partners; provided, that the General Partner and any of its respective Affiliates shall be indemnified by the Partnership for any liability to any third party arising from any action that any of them is unable to take during such 30 day period, due to a lack of a Majority in Interest of Limited Partners consent. The General Partner shall pay the Partnership’s reasonable out-of-pocket costs and expenses of effecting the General Partner’s removal pursuant to this Section 8.1(c).

(d) Removal Without Cause. A Majority in Interest of the Limited Partners may, at their option at any time require the removal, effective as of a quarter end date not less than 30 days from the date of notice to the General Partner of such removal, of the General Partner from the Partnership and the substitution of another Person as general partner of the Partnership in lieu thereof (which successor general partner shall be approved by a Majority in Interest of the Limited Partners and which removal shall be effected in accordance with the procedures set forth in Section 8.1(f)).

(e) A successor general partner elected pursuant to Section 8.1(c) or 9.1(b) shall be required to purchase for cash the General Partner’s interest in the Partnership at a price equal to, or alternatively upon the dissolution and winding up of the Partnership pursuant to Section 8.1(c) or Section 9.1(b) the General Partner shall be entitled to receive an amount equal to, the Appraised Value Without Carry. In the case of removal, within 30 days after the determination of the Appraised Value Without Carry, the General Partner shall sell and transfer to its successor general partner all of the General Partner’s right, title and interest in and to the Partnership and the Partnership’s assets upon payment in cash of the Appraised Value Without Carry by such successor general partner.

(f) A successor general partner selected pursuant to Sections 8.1(b) or 8.1(d), shall be required to purchase for cash the General Partner’s interest in the Partnership at a price equal to the Appraised Value With Carry, and upon liquidation pursuant to Section 8.1(b) the General Partner shall be entitled to receive the amounts provided in Section 9.3. Within 30 days after the determination of the Appraised Value With Carry, the General Partner shall sell, assign and transfer to the successor general partner all of the General Partner’s right, title and interest in and to the Partnership and the Partnership’s assets upon payment in cash by such successor general partner of the Appraised Value With Carry by such successor general partner.

(g) Upon any removal of the General Partner under this Section 8.1, the Partnership shall change its name as soon as practicable to a name not including JER and shall refrain from making any use of the name JER whether in any trademark or service mark incorporating the name JER or otherwise. The Partnership shall not refer thereafter to the name JER or any trademark or service mark incorporating the name JER (except where it is required to state that it was previously known under its name or any trademark or service mark incorporating that name) and the new name of the Partnership shall be capable of confusion in any way with such name. The provisions of this clause shall be enforceable by the General Partner notwithstanding if it has been replaced.

8.2 Assignments/Substitutions or Withdrawals by Limited Partners. (a) Subject to Section 8.2(c), a Limited Partner may not, directly or indirectly, sell, assign or otherwise transfer or pledge its Interest in whole or in part to any Person (an “Assignee”), without the prior written consent of the General Partner, which consent may be given or withheld in the sole and absolute discretion of the General Partner; provided, that in the case of transfers which are not as a security interest (i) such consent shall not be unreasonably withheld to transfers to Affiliates of a Limited Partner so long as the transferor remains liable for the performance by the transferee of its obligations hereunder and assumes all such obligations, (ii) such consent shall not be unreasonably withheld to transfers by Limited Partners which are state agencies to a successor state agency and (iii) such consent shall not be withheld to transfers by a Limited Partner which is a trustee of an employee benefit plan to a successor trustee of such plan, in each case so long as such transfer satisfies the conditions set forth in clauses (A) through (E) below. Each assigning, transferring or pledging Limited Partner agrees that it will pay all reasonable expenses, including attorneys’ fees and credit facility expenses, incurred by the Partnership in connection with any actual or proposed assignment, transfer or pledge of an Interest by such Limited Partner, whether or not such assignment, transfer or pledge is consummated, except to the extent that the Assignee thereof agrees to and does bear such expenses. Notwithstanding anything herein to the contrary, no such assignment or transfer shall be made unless in the opinion of responsible counsel (who may be counsel for the Partnership), which opinion and counsel shall be satisfactory to the General Partner and which opinion may be waived, in whole or in part, in the good faith discretion of the General Partner:

(A) such assignment or transfer would not violate the Securities Act or any other securities or “Blue Sky” laws applicable to the Partnership or the Interest to be assigned or transferred;

(B) such assignment or transfer would not cause the Partnership to lose its status as a partnership for U.S. Federal income tax purposes or cause the Partnership to become subject to the 1940 Act;

(C) such assignment or transfer would not cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder;

(D) such assignment or transfer would not cause (A) all or any portion of the assets of the Partnership to (I) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated ERISA Partner or Benefit Plan Partner, or (II) be subject to the provisions of ERISA, the Code or any applicable Similar Law, or (B) the General Partner to become a fiduciary with respect to any existing or contemplated ERISA Partner or Benefit Plan Partner, pursuant to ERISA or any applicable Similar Law; and

(E) such assignment or transfer would not otherwise cause the Partnership, the General Partner, JER or any Portfolio Company to violate any applicable law, regulation or government requirement.

(b) A permitted Assignee of an Interest in the Partnership of a Limited Partner (other than an Assignee which holds such Interest as a secured party) shall be admitted as a substitute Limited Partner in the Partnership only with the consent of the General Partner (which consent may be given or withheld in its sole discretion). In such event, the assigning Limited Partner of such Interest shall be released from all of its obligations and liabilities hereunder except pursuant to Section 5.2(b) and Section 10.6 or as may otherwise be agreed by such assigning Limited Partner in connection with such assignment. A permitted Assignee of an Interest in the Partnership of a Limited Partner which holds such Interest as a secured party shall be admitted as a substitute Limited Partner in the Partnership upon foreclosure of such security interest only with the consent of the General Partner (which consent may be given or withheld in its sole discretion). An assignee of an Interest that is not admitted as a substitute Limited Partner shall be entitled only to allocations and distributions with respect to that Interest and shall have no rights to vote in respect of such Interest, to participate in the affairs of the Partnership or to any information or accounting of the affairs of the Partnership and shall not have any of the other rights of a Partner pursuant to this Agreement.

(c) Following the Lock-Up Period, any assignment or transfer of CalPERS’ Interest pursuant to this Section 8.2 (other than as set forth in clauses (i) through (iii) of Section 8.2(a)) must be made in accordance with the following procedures:

(i) CalPERS shall have an option (a “Transfer Option”) to sell, assign or otherwise transfer or pledge its Interest in whole or in part to one or more third parties unaffiliated with CalPERS. CalPERS shall exercise a Transfer Option by giving the General Partner a written notice (the “Transfer Notice”), informing the General Partner of CalPERS’ intent to transfer or pledge its Interest; provided, that CalPERS may not exercise a Transfer Option if CalPERS is a Defaulting Limited Partner; and, provided, further, that in any 12 month period, CalPERS may only exercise two Transfer Options.

(ii) Subsequent to the delivery of such Transfer Notice, CalPERS shall be entitled to (i) market its Interest, and/or (ii) sell, contribute, transfer or otherwise convey its Interest to any party or parties (including the General Partner or any of its affiliates) unaffiliated with CalPERS and reasonably acceptable to the General Partner, within one (1) year following the date of the Transfer Notice; provided, however, that if the General Partner or any of its Affiliates offered to purchase CalPERS’ Interest pursuant to this Section 8.2(c)(ii), (A) the price received for CalPERS’ Interest shall not be less than the purchase price therefor last offered in writing by the General Partner to CalPERS and (B) the other terms and conditions of such transfer are otherwise no more favorable in any material respect to the assignee or transferee than those offered by the General Partner or its Affiliates, as applicable. Any determinations pursuant to clauses (A) and (B) of the immediately foregoing sentence, shall be made in CalPERS’ reasonable judgment. Subject to any confidentiality requirements, the General Partner shall provide reasonable assistance to CalPERS in completing a transfer to a third party pursuant to this Section 8.2(c)(ii) and permit CalPERS to provide any potential Assignee with all information that such Assignee may reasonably require in making a decision to purchase the Interest. The General Partner shall admit any Assignee pursuant to this Section 8.2(c)(ii) as a substitute Limited Partner of the Partnership; provided, that (i) such Assignee must be creditworthy as determined in good faith by the General Partner, (ii) any transfer pursuant to this paragraph shall not be subject to the opinion of counsel requirement set forth in Section 8.2(a), but shall otherwise be subject to the requirements, limitations and conditions set forth in Section 8.2(a)(A) through (E) and (iii) the Assignee agrees to assume the obligations of, and shall succeed to the rights of, CalPERS under this Agreement.

(d) Any attempted assignment or substitution not made in accordance with this Section 8.2 shall be null and void.

8.3 Defaulting Limited Partner. (a) Any Limited Partner that fails to make, when due, any portion of the Capital Contribution or other payments required to be made by such Limited Partner pursuant to this Agreement or to make any other payment required to be made by it hereunder when required to be made may, in the discretion of the General Partner, be charged an additional amount on the unpaid balance of any such Capital Contributions or other payments at the Prime Rate plus 2.0% from the date such balance was due and payable through the date full payment for such balance is actually made, and to the extent such additional amount is not otherwise paid such additional amount may be deducted from any distribution to such Limited Partner. Any such additional amount owed to the Partnership shall be allocated and distributed to the other Partners pro rata to their Capital Commitments.

(b) If any Limited Partner fails to make, when due, any portion of the Capital Contribution required to be made by such Limited Partner pursuant to this Agreement or to make any other payment required to be made by it hereunder when required to be made, then the Partnership shall promptly provide written notice of such failure to such Limited Partner. If such Limited Partner fails to make such Capital Contribution or other payment within five (5) Business Days after receipt of such notice, then (i) such Limited Partner shall be deemed a “Defaulting Limited Partner” and (ii) the following Sections 8.3(c) through (g) shall apply. Notwithstanding any provision of this Agreement to the contrary, if a Limited Partner fails to make, when due, the Capital Contribution required to be made by such Limited Partner for an

Investment, the General Partner may in its sole and absolute discretion, without notice or the lapse of the foregoing time period, exclude such Limited Partner from participation in such Investment.

(c) The General Partner shall have the right to determine, in its sole discretion, that whenever the vote, consent or decision of a Limited Partner or of the Partners is required or permitted pursuant to this Agreement, except as required by the Act, any Defaulting Limited Partner shall not be entitled to participate in such vote or consent, or to make such decision, and such vote, consent or decision shall be tabulated or made as if such Defaulting Limited Partner were not a Partner.

(d) The General Partner shall have the right in its sole discretion to:

(i) (A) determine that a Defaulting Limited Partner shall (I) not be entitled to make any further Capital Contributions to the Partnership for Investments; provided, that the liability of such Defaulting Limited Partner to make Capital Contributions to the Partnership pursuant to Sections 3.1(a)(iv) – (vii), 4.4, 5.2(b) and 10.6 shall in any case remain unchanged as if such default had not occurred and (II) forfeit to the non-defaulting Limited Partners as recompense for damages suffered, and the Partnership shall withhold (for the account of the nondefaulting Limited Partners), all distributions except to the extent that such distributions represent a return of capital to such Defaulting Limited Partner less any expenses, deductions or losses (including such defaulting Limited Partner’s share of the Net Loss on all Writedowns) allocated to such Limited Partner and (B) assess up to a 25% reduction in the Capital Account balance of the Defaulting Limited Partner (which to the extent imposed shall reduce distributions to such Defaulting Limited Partner pursuant to the foregoing clause (i)). Any amounts withheld from the Defaulting Limited Partner by the Partnership or reduced by the General Partner pursuant to the preceding sentence shall be distributed among the nondefaulting Limited Partners in proportion to their Percentage Interests in the Investment or Partnership property giving rise to such distribution or, in the case of a distribution upon liquidation, in proportion to the liquidating distributions to them pursuant to Section 9.3, subject to the right of each such nondefaulting Limited Partner not to have a distribution in kind made to it pursuant to Sections 3.2(b) and 9.3;

(ii) determine that a Defaulting Limited Partner is no longer entitled to make any further Capital Contributions to the Partnership for Investments; provided, that the liability of such Defaulting Limited Partner to make Capital Contributions to the Partnership pursuant to Sections 3.1(a)(iv), 3.1(a)(v), 3.1(a)(vi), 3.1(a)(vii), 4.4, 5.2(b) and 10.6 shall in any case remain unchanged as if such default had not occurred; or

(iii) upon delivery of written notice to the Defaulting Limited Partner, cause the Defaulting Limited Partner to transfer (and upon receipt of such notice such Defaulting Limited Partner shall so transfer) all of its Interest to one or more Limited Partners selected by the General Partner in its sole discretion, which have agreed to purchase such Interest, effective immediately, at a transfer price equal to 75% of such Defaulting Limited Partner’s Capital Account.

(e) In the event that a Limited Partner defaults in making a Capital Contribution to the Partnership, the General Partner may procure with the agreement of one or more other Limited Partners that such Limited Partner(s) make the Capital Contribution defaulted upon or require all of the nondefaulting Limited Partners to increase their Capital Contributions by an aggregate amount equal to the Capital Contribution of the Defaulting Limited Partner on which it defaulted; provided, that no Limited Partner will be required to fund amounts in excess of its Unpaid Capital Commitment. If the General Partner elects to require such increase, the General Partner shall deliver to each nondefaulting Partner written notice of such default as promptly as practicable after its occurrence and, thereafter, with respect to each Investment, the General Partner shall as promptly as practicable deliver to each such nondefaulting Partner a Payment Notice in respect of the Capital Contribution which the Defaulting Limited Partner failed to make. Subject to the proviso set forth above in this Section 8.3(e), such Payment Notice shall (i) call for a Capital Contribution by each such nondefaulting Partner in an amount equal to the amount of such nondefaulting Partner’s Pro Rata Share of such additional Capital Contribution and (ii) specify a Payment Date for such Capital Contribution, which date shall be at least ten (10) calendar days from the date of delivery of such Payment Notice by the General Partner. If any Limited Partner is not required to make a Capital Contribution in accordance with this Section 8.3(e) because such Capital Contribution would be in excess of such Limited Partner’s Unpaid Capital Commitment, then, subject to the proviso set forth in this Section 8.3(e), the General Partner shall send to each other Limited Partner which is not subject to the constraint set forth above and which is otherwise able to participate in such Investment a Payment Notice providing the amount of any additional Capital Contribution which such other Limited Partner shall be required to make as a result of such excess not being funded by the defaulting Limited Partner, which amount shall bear the same ratio to the aggregate of the additional amounts payable by all such other Limited Partners as such other Limited Partner’s Unpaid Capital Commitment bears to the Unpaid Capital Commitments of all such other Limited Partners. The provisions of this Section 8.3(e) shall operate successively until either all Limited Partners able to participate in such Investment are subject to the constraint set forth above or the full amount of the Capital Contribution of the Defaulting Limited Partner has been provided for.

(f) No right, power or remedy conferred upon the General Partner in this Section 8.3 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 8.3 or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the General Partner and any Defaulting Limited Partner and no delay in exercising any right, power or remedy conferred in this Section 8.3 or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The General Partner may also in its sole discretion institute a lawsuit against any Defaulting Limited Partner for specific performance of its obligation to make Capital Contributions or any other payments to be made hereunder and to collect any overdue amounts hereunder, with interest on such overdue amounts calculated at the rate specified in Section 8.3(a) and each Limited Partner agrees to pay on demand all costs and expenses (including attorneys’ fees) incurred by or on behalf of the Partnership in connection with the enforcement of this Agreement against such Limited Partner as a result of a default by, such Limited Partner.

(g) Each Limited Partner acknowledges by its execution hereof that it has been admitted to the Partnership in reliance upon its agreements under this Agreement, that the General Partner and the Partnership may have no adequate remedy at law for a breach hereof and that damages resulting from a breach hereof may be impossible to ascertain at the time hereof or of such breach.

(h) If any Limited Partner becomes a Defaulting Limited Partner, the General Partner may withdraw from such Limited Partner’s sub-account in the Escrow Account any funds therein.

8.4 Further Actions. The General Partner shall cause this Agreement to be amended to reflect as appropriate the occurrence of any of the transactions referred to in this Article VIII as promptly as is practicable after such occurrence and all Partners shall reasonably cooperate with the implementation of any such amendment.

8.5 Admissions and Withdrawals Generally. Except as expressly provided in this Agreement, no Partner shall have the right to withdraw from the Partnership or to withdraw any part of its Capital Account and no additional Partner may be admitted to the Partnership. Each new Partner shall be admitted as a Partner upon the execution by it or on its behalf of an agreement pursuant to which it agrees to adhere to, and become bound by the terms of this Agreement, and acceptance thereof by the General Partner. The names and addresses of all Persons admitted as Partners and their status as a General Partner or a Limited Partner shall be maintained in the records of the Partnership.

8.6 Required/Elective Withdrawals. (a) A Limited Partner may be required to completely or partially withdraw from the Partnership if (i) in the reasonable judgment of the General Partner, a material adverse effect on the Partnership or any of its Affiliates, any Partner, any Person in which the Partnership holds Investments or any prospective investment is likely to result absent such withdrawal (ii) the Partnership or any Partner is reasonably likely to be subject to any requirement to register under the 1940 Act or the assets of the Partnership would be reasonably likely to be characterized as assets of an employee benefit plan or other retirement plan, account or arrangement and subject the Partnership and/or the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to (a) the fiduciary responsibility or prohibited transactions provisions contained in Title I of ERISA or Section 4975 of the Code or (b) any applicable Similar Law or (iii) in the reasonable judgment of the General Partner, a significant delay, extraordinary expense or a material adverse effect on the Partnership or any of its Affiliates, any Person in which the Partnership holds Investments or any prospective investment is likely to result. Notice of any such withdrawal shall be given to all Limited Partners as well as a copy of the opinion of counsel referred to above in the case of a withdrawal pursuant to clause (ii) above.

(b) Upon written notice to the General Partner, a Limited Partner shall have the power to withdraw from the Partnership if by reason of a change in any law (which shall be construed as any law (including common law or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court), or judicial interpretation thereof, to which such Limited Partner is subject occurring after such Limited

Partner’s admission to the Partnership, a violation of any such law, regulation or order or a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code will more probably than not result in respect of such Limited Partner without such withdrawal, provided that any such Limited Partner shall remain liable to the Partnership to the extent of any breach of a representation, warranty or covenant made by such Limited Partner to the Partnership arising out of or relating to such withdrawal. A Limited Partner seeking to withdraw pursuant to this Section 8.6(b) shall supply opinions of counsel to such effect (which opinions and counsel shall be reasonably satisfactory to the General Partner) and such other information as the General Partner may reasonably request to verify such Limited Partner’s right to withdraw pursuant to this Section 8.6(b).

(c) Withdrawals pursuant to this Section 8.6 will be effected either by (i) the Partnership’s termination of such Limited Partner’s Interest in the Partnership at a price equal to the Appraised Value With Carry and for the consideration permitted by Section 8.6(d) or (ii) a transfer of such Limited Partner’s Interest in the Partnership in accordance with the requirements of Section 8.2 within not more than 60 days following notices of withdrawal as provided in this Section 8.6; provided, however, that in the case of a transfer pursuant to this Section 8.6, the General Partner will use its best efforts to assist the withdrawing Limited Partner in effecting such a transfer.

(d) A complete or partial withdrawal pursuant to Section 8.6 will be effected by the Partnership’s termination of the withdrawing Limited Partner’s Interest at a price equal to the Appraised Value With Carry of such Interest, and for the consideration set forth in this Section 8.6(d). In addition to cash, securities (through a distribution in kind of Investments) may be used as consideration; the making of any such payment in kind shall be at the option of the General Partner after consultation with the withdrawing Limited Partner, and such payment in kind shall be made in the form of the withdrawing Limited Partner’s pro rata share of each Investment of the Partnership; provided, that if such distribution in kind would cause the withdrawing Limited Partner or the Partnership to suffer an adverse effect as a result of the application of law or, in the judgment of the General Partner, cause the Partnership to breach any contractual obligation of the Partnership, the General Partner or their respective Affiliates, then such Limited Partner and the General Partner shall each use its best efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms; and provided, further, that a non-pro rata distribution in kind may be made with the consent of the withdrawing Limited Partner; and provided, further, that a withdrawing Limited Partner may in its sole discretion decline to receive any distribution in kind of an Investment in connection with a withdrawal under this Section 8.6, in which case, in lieu of such distribution in kind the Partnership may pay the related amount with a promissory note bearing interest at the Prime Rate (initially determined as of the most recent date prior to the effective date of a withdrawal) plus 2% and a maturity at the liquidation of the Partnership; provided, that interest shall be payable (and principal shall be pre-payable) to the extent the Investment that otherwise would have been distributed to such withdrawing Limited Partner is disposed of. The effective date of any withdrawal pursuant to this Section 8.6(d) shall be the last day of the month which is at least 60 days following the date on which notice of such withdrawal was given pursuant to this Section 8.6.

(e) If a Limited Partner withdraws from the Partnership pursuant to this Section 8.6, (i) the portion, if any, of the Investments attributable to the Carried Interest allocable to the General Partner with respect to such Limited Partner’s Interest shall remain in the Partnership in cash or in kind, as the case may be, and shall be held solely for the account of the General Partner, (ii) the portion of such Limited Partner’s Capital Account corresponding to such portion of the Investments shall be allocated to the Capital Account of the General Partner and (iii) the General Partner shall be entitled to the proceeds from the disposition of such portion of the Investments at the time of their disposition.

ARTICLE IX

Term and Dissolution of the Partnership

9.1 Dissolution. The Partnership shall be dissolved and its business and affairs subsequently wound up upon the earliest to occur of any one of the following events (each an “Event of Dissolution”):

(a) The expiration of the term of the Partnership in accordance with Section 2.7;

(b) The expiration of 90 days after the occurrence of a Disabling Event; provided, that the Partnership shall not be dissolved if, within 90 days after the Disabling Event, a Majority in Interest of the Limited Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the Disabling Event, of another General Partner which shall agree to purchase the Interest of the General Partner in the manner specified in Section 8.1(f);

(c) After the expiration or termination of the Commitment Period at the time as of which all Investments have been disposed of;

(d) The determination by the General Partner at any time that such earlier dissolution and termination would be either (i) in the best interests of the Partners (provided that any such determination is consented to by a Majority in Interest of the Limited Partners) or (ii) is necessary or advisable because there has been a material adverse change in any applicable law or regulation or to avoid any violation of, or registration under, the 1940 Act, ERISA, Section 4975 of the Code or the applicable provisions of any Similar Law;

(e) Following the expiration of the Lock-Up Period, in the event that at least a Majority in Interest of the Limited Partners submit a notice of dissolution of the Partnership (which notice may be submitted at any time and for any reason), the effective date of dissolution specified in such notice, being a date not less than 90 days from the date of such notice to the General Partner;

(f) The effective date of dissolution pursuant to Section 8.1(c);

(g) At any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act, or

(h) The entry of a decree of judicial dissolution under the Act.

For the avoidance of doubt, the death, bankruptcy, insolvency, dissolution, liquidation, withdrawal, expulsion or removal of a Limited Partner shall not operate to terminate the Partnership, and the estate or trustee in bankruptcy or receiver or liquidator of a deceased, bankrupt, insolvent, dissolved, expelled or removed Limited Partner shall not have the right to withdraw such Limited Partner’s Capital Contribution or require repayment of such Limited Partner’s Advance prior to the liquidation of the Partnership.

9.2 Winding-up. Upon the occurrence of an Event of Dissolution (but subject to the provisions of the proviso in Section 9.1(b)), the Partnership shall be wound up and liquidated. The General Partner or, if there is no general partner (including if, as a result of a Disabling Event, the Partnership is being dissolved pursuant to Section 8.1(b) or (c)), a liquidator appointed by a Majority in Interest of the Limited Partners, shall proceed with the Dissolution Sale and the Final Distribution. In the Dissolution Sale, the General Partner or such liquidator shall use its best efforts to reduce to cash and cash equivalent items such assets of the Partnership as the General Partner or such liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations (including legal restrictions on the ability of a Limited Partner to hold any assets to be distributed in kind).

9.3 Final Distribution. After the Dissolution Sale, the proceeds thereof and the other assets of the Partnership shall be distributed in one or more installments in the following order of priority:

(a) To satisfy all creditors of the Partnership as required by the Act (including the payment of expenses of the winding-up, liquidation and dissolution of the Partnership), including Partners who are creditors of the Partnership, to the extent otherwise permitted by law, either by the payment thereof or the making of reasonable provision therefor (including the establishment of reserves, in amounts established by the General Partner or such liquidator); and

(b) The remaining proceeds, if any, plus any remaining assets of the Partnership, shall be applied and distributed to the Partners in accordance with the positive balances of the Partners’ Capital Accounts, as determined after taking into account all adjustments to Capital Accounts for the Partnership taxable year during which the liquidation occurs, by the end of such taxable year or, if later, within 90 days after the date of such liquidation; provided, that liquidating distributions shall be made in the same manner and amounts as distributions under Section 3.3 if such distributions would result in the Partners receiving a different amount than would have been received pursuant to a liquidating distribution based on Capital Account balances. For purposes of the application of this Section 9.3 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Partnership shall be treated as realized and recognized immediately before the date of distribution. If a Limited Partner shall, upon the advice of counsel, determine that there is a reasonable likelihood that any distribution in kind of an asset would cause such Limited Partner to be in violation of any law, regulation or governmental order, such Limited Partner and the General Partner or the liquidator shall each use its best efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms.

9.4 General Partner Clawback. (a) If as of the Final Clawback Determination Date, distributions of Carried Interest to the General Partner have been made with respect to any non-Defaulting Limited Partner and the aggregate distributions of Carried Interest to the General Partner with respect to any Limited Partner minus any Interim General Partner Clawback Amount with respect to any Limited Partner exceeds 20% of the sum of (I) the Cumulative Net Distributions with respect to such Limited Partner and (II) the aggregate distributions of Carried Interest to the General Partner with respect to such Limited Partner minus any Interim General Partner Clawback Amount with respect to any Limited Partner, determined after giving effect to all transactions through the Final Clawback Determination Date, then the General Partner shall be obligated to return promptly to the Partnership, first, out of payments from the Escrow Account under Section 3.4(c) and, thereafter, out of payments made directly to the Partnership by or on behalf of the General Partner, an amount (the “Final Clawback Amount”) equal to the lesser of (x) the Excess 20% Amount with respect to such Limited Partner and (y) the aggregate distributions of Carried Interest to the General Partner with respect to such Limited Partner. The payment of the Final Clawback Amount to the Partnership shall constitute full satisfaction by the General Partner of its obligations under this Section 9.4 in respect of such Limited Partner. The Partnership shall distribute any Final Clawback Amount so returned to such Limited Partner.

(b) If a successor general partner acquires the General Partner’s Interest in the Partnership pursuant to Section 8.1(b) or (c), the General Partner shall pay to the Partnership on the date of sale of its Interest to the successor general partner pursuant to Section 8.1(b) or (c), for distribution to the Limited Partners entitled thereto, an amount equal to the aggregate amount that would be payable pursuant to Section 9.4(a) on such date, determined on the assumption that all remaining Investments were sold for their Fair Market Values determined pursuant to Section 4.7 and the proceeds therefrom were distributed to the Partners. The payment of such amount to the Partnership shall constitute full satisfaction by the General Partner of its obligations under this Section 9.4. The obligation of a successor general partner under this Section 9.4 shall be calculated as if the Partnership had made all remaining Investments, at a purchase price equal to their Fair Market Values determined pursuant to Section 4.7, on the date of the successor general partner’s admission to the Partnership.

(c) If a Limited Partner withdraws pursuant to Section 8.6, the General Partner shall pay to the Partnership on the date of such withdrawal, for distribution to such Limited Partner, an amount equal to the aggregate amount that would be payable to such Limited Partner pursuant to Section 9.4(a) on such date, determined on the assumption that all remaining Investments were sold for their valuations determined pursuant to Section 4.7 and the proceeds therefrom were distributed to the Partners. The payment of such amount to the Partnership shall constitute full satisfaction by the General Partner of its obligations under this Section 9.4 with respect to such Limited Partner.

9.5 Guarantee of Clawback Performance. JER Fund IV and JERIT have severally guaranteed the performance of the Final Clawback Amount payable pursuant to the terms of Section 9.4 solely in respect of their respective shares of the Carried Interest to the extent and on the terms set forth in the Guarantee in the form set forth in Annex C (the

“Guarantee”). If shares of the Carried Interest are allocated to any new partner of the General Partner who is not already a Related Party (as defined in the Guarantee) of an existing party to the Guarantee, the General Partner shall cause such partner to become a party to such Guarantee on the same terms as the existing parties to the Guarantee.

ARTICLE X

Capital Accounts and Allocations of Profits and Losses

10.1 Capital Accounts. (a) A separate capital account (the “Capital Account”) shall be established and maintained for each Partner. The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions to the Partnership, all Profits allocated to such Partner pursuant to Section 10.2 and any items of income or gain which are specially allocated pursuant to Section 10.3; and shall be debited with all Losses allocated to such Partner pursuant to Section 10.2, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 10.3, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. To the extent not provided for in the preceding sentence, the Capital Accounts of the Partners shall be adjusted and maintained in accordance with the rules of U.S. Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. With respect to the Capital Accounts of Limited Partners receiving Disposition Proceeds rather than an in kind distribution of Marketable Securities pursuant to Section 3.2(b)(i)(B), the Partnership shall be treated as having distributed such Marketable Securities in kind at a value equal to such Disposition Proceeds and resulting Profit and Loss in respect of such distribution shall be specially allocated equitably among those Partners electing to receive proceeds. Any Profits and Losses with respect to Marketable Securities actually distributed in kind shall be allocated equitably only among those Partners not so electing to receive Disposition Proceeds.

(b) Notwithstanding anything else in this Agreement to the contrary, no Partner shall be required to pay to the Partnership or to any other Partner the amount of any negative balance which may exist from time to time in such Partner’s Capital Account.

10.2 Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Partnership shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after making such allocation, and after taking into account actual distributions made during such Fiscal Year (and distributions with respect to such Fiscal Year to be made after the end of such Fiscal Year if the General Partner is able to determine in good faith the manner in which such distributions will be made under Section 3.3(a)) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Partner pursuant to Section 3.3(a) if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities including the Partnership’s share of any liability of any entity treated as a partnership for U.S. federal income tax purposes in which the Partnership is a partner, were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with Section 3.3(a) to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, plus (iii) in the case of a Limited Partner, such Limited Partner’s share of the Clawback Amount that would be distributed thereto, if any, minus (iv) in the case of the General Partner, the Clawback Amount provided, that to the extent Losses exceed the positive Adjusted Capital Account Balances of the Partners determined after giving effect to actual distributions and hypothetical sale distributions, the excess shall be allocated first to those Partners with positive Adjusted Capital Account Balances, in proportion to, and to the extent of, such Adjusted Capital Account Balances, and thereafter to the General Partner. Notwithstanding the foregoing, the General Partner in its sole discretion shall make such allocations as may be needed to ensure that allocations are in accordance with the interests of the Partners within the meaning of the Code and the Regulations.

10.3 Special Allocation Provisions. Notwithstanding any other provision in this Article X: (a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of U.S. Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with U.S. Treasury Regulations Section 1.704-2(f). This Section 10.3(a) is intended to comply with the minimum gain chargeback requirements in such U.S. Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in U.S. Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in U.S. Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit Adjusted Capital Account Balance in his Capital Account created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 10.3(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article X have been tentatively made as if this Section 10.3(b) were not in this Agreement. This Section 10.3(b) is intended to qualify with the “qualified income offset” requirement of the Code.

(c) Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of U.S. Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 10.3(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article X have been tentatively made as if Section 10.3(b) and this Section 10.3(c) were not in this Agreement.

(d) Payee Allocation. If any payment to any person that is treated by the Partnership as the payment of an expense is recharacterized by a taxing authority as a Partnership distribution to the payee as a partner, such payee shall be specially allocated an amount of Partnership gross income and gain as quickly as possible equal to the amount of the distribution.

(e) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated 20% to the General Partner in accordance with its Capital Account balance and 80% to the Limited Partners in accordance with their respective Capital Account balances.

(f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with U.S. Treasury Regulations Section 1.704-2(i)(1).

(g) Any special allocations of income or gain pursuant to Sections 10.3(a), (b) or (c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 10.2 and this Section 10.3, so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 10.3(b) or (c) had not occurred.

(h) Management Fee, Organizational Expense. Management Fee and Organizational Expense expenses shall be allocated to the Limited Partners in accordance with their payment or Capital Contributions in respect thereof.

10.4 Tax Allocations. For income tax purposes only, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any Partnership asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the General Partner in its good faith discretion shall make allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Partners within the meaning of relevant tax law. The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its good faith discretion.

10.5 Other Allocation Provisions. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with U.S. Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections 10.2 to 10.5 may be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership, to comply with such regulations, so long as any such amendment does not materially change the relative economic interests of the Partners.

10.6 Tax Advances. (a) If the General Partner determines it is advisable, the General Partner may retain or withhold amounts and make tax payments, including interest and penalties thereon on behalf of or with respect to any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall, at the option of the General Partner, (i) be promptly paid to the Partnership by the Partner on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. Whenever the General Partner selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Partner, for all other purposes of this Agreement such Partner shall be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Advance. To the fullest extent permitted by law, each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Partner. In the event the Partnership is liquidated and a liability is asserted against the General Partner or any member or officer of the General Partner for Tax Advances made or required to be made, the General Partner shall have the right to be reimbursed from the Limited Partner on whose behalf such Tax Advance was made or required to be made.

(b) The General Partner may receive a tax distribution against subsequent distributions of Carried Interest to the General Partner to the extent that annual distributions of Carried Interest actually received by the General Partner are not sufficient for the General Partner or any of its beneficial owners (whether such interests are held directly or indirectly) to pay when due any income tax imposed on it or them, calculated using the Assumed Tax Rate (and any non-U.S. income taxes payable by it or them) that is attributable to income allocated to the General Partner hereunder; provided, that the aggregate amount of income considered allocated to the General Partner for all periods shall not exceed the excess of income allocated to the General Partner over losses allocated to the General Partner from the Partnership to the date this determination is being made. Amounts of Carried Interest otherwise to be distributed to the General Partner pursuant to Section 3.3(a) of the Agreement shall be reduced by the amount of any prior advances made to the General Partner pursuant to this Section 10.6(b) until all such advances are restored to the Partnership in full.

(c) CalPERS represents to the General Partner that it is a tax exempt entity under United States federal, state and local laws, and has never been subject to, and is unlikely to be subject to, any tax withholding requirements of the United States federal, state or local laws. Based on the foregoing, the General Partner agrees that, if any United States taxing authority claims that any tax is required to be withheld from any payments to CalPERS pursuant to the provisions of this Agreement, the General Partner will provide CalPERS with written notice of such claim and will provide CalPERS with the opportunity to contest such claim, provided that such contest does not subject the Partnership or the General Partner to any potential liability to such taxing authority for any such claimed withholding and payment.

ARTICLE XI

Miscellaneous

11.1 Waiver of Partition and Accounting. Except as may be otherwise required by law in connection with the winding-up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for an accounting or for partition or similar action of any of the Partnership’s property.

11.2 Confidentiality. (a) Each Limited Partner agrees that, except as otherwise consented to by the General Partner or as otherwise provided in this Agreement, such Limited Partner shall keep confidential in accordance with such Limited Partner’s internal procedures in effect from time to time and not to disclose to any Person any information or matter relating to the Partnership and its affairs and any information or matter related to any Investment, including any information contained in any Payment Notice or any report distributed pursuant to Article VII; provided, that a Limited Partner may disclose any such information to the extent that (i) such information is or becomes generally available to the public through no act or omission of such Limited Partner or constitutes Fund Level Information, (ii) such information otherwise is or becomes known to such Limited Partner other than by disclosure by the Partnership or the General Partner, provided, that the source of such information is not bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality, or (iii) such disclosure is to (A) such Limited Partner’s and its Affiliates’ trustees, directors, officers, employees, auditors, agents, attorneys, financial advisors and other professional advisors responsible for matters relating to the Partnership or who otherwise have a need to know such information in connection with their responsibilities with such Limited Partner and who are under an obligation to keep such information confidential on the terms set forth herein, (B) any investor approved of by the General Partner (such approval not to be unreasonably withheld) to which a Limited Partner sells or offers to sell an Interest pursuant to Section 8.2 if such investor agrees to keep such information confidential on the terms set forth herein, or (C) any other Person to which such delivery or disclosure is necessary or appropriate (I) to effect compliance with any law, rule, regulation or order applicable to such Limited Partner, including FOIA, (II) in response to any subpoena or other legal process or (III) in connection with any litigation to which such Limited Partner is a party; provided, that in connection with any disclosure pursuant to clause (C), such Limited Partner shall upon request of the General Partner consult with the General Partner in seeking an order to protect the confidentiality of such information.

(b) Notwithstanding anything in this Agreement to the contrary, to comply with United States Treasury Regulation Section 1.6011-4(b)(3)(i), each Limited Partner (and any employee, representative or other agent of such Limited Partner) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Partnership or any transactions undertaken by the Partnership, it being understood and agreed, for this purpose, (1) the name of, or any other identifying information regarding (a) the Partnership or any existing or future investor (or any affiliate thereof) in the Partnership, or (b) any investment or transaction entered into by the Partnership; (2) any performance information relating to the Partnership or its investments; and (3) any performance or other information relating to previous funds or investments sponsored by JER, does not constitute such tax treatment or tax structure information.

(c) Notwithstanding anything to the contrary herein, the General Partner acknowledges that CalPERS is a public agency subject to state laws, including, without limitation, the California Public Records Act (Cal. Govt. Code § 6250, et seq.) (the “Public Records Act”), which provides generally that all records relating to a public agency’s business are open to public inspection and copying unless exempted under the Public Records Act, and the Bagley-Keene Open Meetings Act (Cal. Govt. Code § 11,120, et seq.) (the “Open Meetings Act”), which provides generally for open meetings for local legislative bodies. Neither the Partnership nor the General Partner shall make any claim against CalPERS if it makes available to the public any report, notice or other information that CalPERS received from the Partnership or the General Partner which was required to be made public by CalPERS pursuant to any of the foregoing laws, including the Public Records Act or the Open Meetings Act.

(d) CalPERS acknowledges and agrees that notwithstanding any other provision of this Agreement, the General Partner may, in order to prevent any potential disclosure of confidential information (other than Fund Level Information) that the General Partner determines in good faith is likely to occur, withhold all or any part of the information otherwise to be provided to CalPERS other than Fund Level Information and the IRS Forms 1065, Schedule K-1s. Prior to withholding any information from CalPERS pursuant to this Section 11.2(d), the General Partner will use reasonable efforts to provide such information to CalPERS by means mutually agreeable to the General Partner and CalPERS that will preserve the confidentiality of such information.

(e) Unless otherwise prohibited by law, CalPERS will use reasonable efforts to notify the General Partner of any requests for disclosure of information relating to the Partnership (other than Fund Level Information) reasonably promptly upon receipt of such request and consult with the General Partner in determining whether an exemption from disclosure is available and may be asserted.

(f) A Limited Partner may by giving written notice to the General Partner elect not to receive copies of any document, report or other information that such Limited Partner would otherwise be entitled to receive pursuant to this Agreement and is not required by applicable law to be delivered. The General Partner agrees that it shall make any such documents available to such Limited Partner at the General Partner’s offices (or, at the request of such Limited Partner, the offices of Partnership Counsel).

(g) Any obligation of a Limited Partner pursuant to this Section 11.2 may be waived in whole or in part by the General Partner in its sole and absolute discretion.

11.3 Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner, with full power of substitution, the true and lawful attorney-in-fact and agent of such Limited Partner, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place and stead, all in accordance with the terms of this Agreement, all instruments, documents and certificates which may from time to time be required by the laws of the State of Delaware, any other jurisdiction in which the Partnership conducts or plans to conduct its affairs, or any political subdivision or agency thereof to effectuate, implement and continue the valid existence and affairs of the Partnership, including, the power and authority to verify, swear to, acknowledge, deliver, record and file:

(a) all certificates and other instruments, including any amendments to this Agreement or to the Certificate of Limited Partnership, which the General Partner deems appropriate to form, qualify or continue the Partnership as an limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and all other jurisdictions in which the Partnership conducts or plans to conduct its affairs,

(b) any amendments to this Agreement or any other agreement or instrument which the General Partner deems appropriate to effect (i) the addition, substitution, removal or termination of any Limited Partner or General Partner pursuant to this Agreement or (ii) any other amendment or modification to this Agreement, but only if such amendment or modification is duly adopted in accordance with the terms hereof (including, without limitation, the provisions of Section 11.4),

(c) all conveyances and other instruments which the General Partner deems appropriate to reflect the dissolution and termination of the Partnership pursuant to the terms hereof, including the writing required by the Act to cancel the Certificate of Limited Partnership,

(d) all instruments relating to transfers of Interests of Limited Partners or to the admission of any substitute Limited Partner, including executing transfer documents on behalf of a Defaulting Limited Partner pursuant to Section 8.3, and

(e) certificates of assumed name and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in the State of Delaware and all other jurisdictions in which the Partnership conducts or plans to conduct its affairs.

Such attorney-in-fact and agent shall not, however, have the right, power or authority to amend or modify this Agreement when acting in such capacities, except to the extent authorized herein. This power of attorney shall terminate upon the bankruptcy, dissolution, disability or incompetence of the General Partner. The power of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the dissolution, bankruptcy or legal disability of the Limited Partner and shall extend to its successors and assigns; and may be exercisable by such attorney-in-fact and agent for all Limited Partners (or any of them) by listing all (or any) of such Limited Partners required to execute any such instrument, and executing such instrument acting as attorney-in-fact. Any person dealing with the Partnership may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorized, regular and binding, without further inquiry. If required, each Limited Partner shall execute and deliver to the General Partner within five Business Days after the receipt of a request therefor, such further designations or other instruments as the General Partner shall reasonably deem necessary for the purposes hereof.

11.4 Amendments. (a) Except as required by law, this Agreement (including the Annexes hereto) may be amended or supplemented by the written consent of the General Partner and a Majority in Interest of the Limited Partners; provided, that no such amendment shall

(i) increase any Limited Partner’s Capital Commitment, reduce its share of the Partnership’s distributions, income and gains by any amount, increase its share of the Partnership’s losses by any amount, increase its share of the Management Fees payable by such Limited Partner or adversely affect the limited liability of such Limited Partner hereunder, without the written consent of each Limited Partner so affected,

(ii) change the percentage of interests of Limited Partners (the “Required Interest”) necessary for any consent required hereunder to the taking of an action unless such amendment is approved by Limited Partners who then hold interests equal to or in excess of the Required Interest for the subject of such proposed amendment, or

(iii) amend this Section 11.4 without the consent of each Limited Partner.

Notwithstanding the foregoing, this Agreement may be amended by the General Partner without the consent of the Limited Partners to

(i) change the name of the Partnership pursuant to Section 2.2, and

(ii) cure any ambiguity or correct or supplement any provision hereof which is incomplete or inconsistent with any other provision hereof or correct any printing, stenographic or clerical error or omission, provided, that such amendment does not adversely affect the interests of any of the Limited Partners; and

(iii) provided that such amendment is not reasonably likely to have an adverse economic effect on the Limited Partners or obligations of the Limited Partners, amend Sections 10.2 to 10.5 pursuant to Section 10.5.; and

(iv) make any amendment so long as the changes do not adversely affect the rights and obligations taken as a whole of any existing Limited Partner as a whole in any material respect and the amendment is not objected to in writing by any Limited Partner within twenty (20) Business Days after notice of such amendment is given to all Limited Partners.

(b) The General Partner shall have the right to amend this Agreement without the approval of any Partner to the extent the General Partner reasonably determines, based upon written advice of tax counsel to the Partnership, that the amendment is necessary to provide assurance that the Partnership will not be treated as a “publicly traded partnership,” because it is entitled to “safe harbor” treatment under Section 7704 of the Code and the regulations promulgated thereunder; provided, that (i) such amendment shall not change the relative economic interests of the Partners, reduce any Partners’ share of distributions, or increase any Partner’s Capital Commitment or its liability hereunder, (ii) the General Partner provides a copy of such written advice and amendment to the Limited Partners at least twenty (20) Business Days prior to the effective date of any such amendment and (iii) a Majority in Interest of the Limited Partners shall not have made a reasonable objection to such amendment prior to the effective date of such amendment.

(c) The General Partner shall have the right to amend this Agreement without the approval of any Partner on or before the effective date of final regulations (or other official pronouncement), to amend, as determined by the General Partner in its good faith discretion, this Agreement to provide for (i) the election of a safe harbor under Regulations Section 1.83-3(l) (or any similar provision) under which the fair market value of an Interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that Interest, (ii) an agreement by the Partnership and all of its Partners to comply with all the requirements set forth in such Regulations and Revenue Procedure 2005-43 (and any other guidance provided by the U.S. Internal Revenue Service with respect to such election) with respect to all Interests transferred in connection with the performance of services while the election remains effective, and (iii) any other related amendments.

11.5 Entire Agreement. This Agreement and the other documents referred to herein, including all side letters, constitute the entire agreement among the Partners and between the Partners and the Initial Limited Partner with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter.

11.6 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

11.7 Notices. (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given as provided below if (i) mailed, registered mail, first-class postage paid, (ii) sent by overnight mail or courier, (iii) transmitted via telegram, telex or facsimile, (iv) sent by e-mail, (v) posted on the Partnership’s intranet website in accordance with Section 11.7(b) unless a Limited Partner has informed the General Partner in writing that is elects not to receive correspondence by e-mail or (vi) delivered by hand, if to any Partner, at such Partner’s address, or to such Partner’s facsimile number, and if to the Partnership, to the General Partner at the General Partner’s address, or to the General Partner’s facsimile number, Attention: Daniel T. Ward, JER Partners, 1650 Tyson

Boulevard, Suite 1600, McLean, VA, USA 22102, facsimile number: 703-714-8102, or to such other person or address as any Partner shall have last designated by notice to the Partnership, and in the case of a change in address by the General Partner, by notice to the Limited Partners. Any notice shall be deemed to have been duly given if personally delivered or sent by the mails or by telegram or telex confirmed by letter and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by telegram or telex or facsimile transmission, on the date confirmatory notice sent by first-class mail, postage prepaid, is received, (iv) if delivered by hand, on the date of receipt, (v) if sent by e-mail, on the day the e-mail is sent; provided, that if such e-mail is sent after 5:00 pm EST or on a day that is not a Business Day, such notice shall be deemed received on the next succeeding Business Day, and (vi) if posted on the Partnership’s intranet website in accordance with Section 11.7(b) on the day an e-mail is sent to the relevant Limited Partner instructing it that a notice has been posted; provided, that if such e-mail is sent after 5:00 pm EST or on a day that is not a Business Day, such notice shall be deemed received on the next succeeding Business Day. Prior to establishing an intranet website for sending notices, requests, demands and other communications hereunder, the General Partner shall furnish each Limited Partner (unless such Limited Partner has informed the General Partner in writing that is elects not to receive correspondence by e-mail) with the address of the Partnership’s intranet website and a password permitting access thereto.

(b) The General Partner may, in its discretion, elect to provide notices, requests, demands and other communications hereunder to a Limited Partner by (i) e-mailing such correspondence to such Limited Partner at the e-mail address provided to the General Partner by such Limited Partner, or (ii) posting such correspondence on the Partnership’s intranet website and sending an e-mail to such Limited Partner notifying it of such posting, in each case unless such Limited Partner has informed the General Partner in writing that is elects not to receive correspondence by e-mail.

(c) Notwithstanding anything to the contrary in this Section 11.7, any notice to CalPERS requesting a Capital Contribution or any notice with respect to a distribution from the Partnership to CalPERS, shall be transmitted both via facsimile and sent via e-mail.

11.8 Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Partnership is formed pursuant to the Act, and the rights and liabilities of the Partners shall be as provided therein, except as herein otherwise expressly provided. The Partners hereby submit to the nonexclusive jurisdiction of the courts of the State of Delaware in any action, suit or proceedings based on or arising under this Agreement. The Limited Partners hereby waive as a defense that any such action suit or proceeding brought in such courts has been brought in an inconvenient forum or that the venue thereof may not be appropriate and, furthermore, agree that venue in the State of Delaware for any such action, suit or proceedings, is appropriate; provided, that with regard to any actions brought against the General Partner or its Affiliates or employees, such jurisdiction shall be exclusive unless otherwise expressly agreed by the General Partner.

(b) Notwithstanding Section 11.8(a), a Limited Partner that is a Governmental Plan and has provided the General Partner, prior to its admission to the Partnership, with a certificate of an officer or its plan administrator or other writing reasonably acceptable to the

General Partner stating that such an irrevocable submission to jurisdiction or waiver, as the case may be, would constitute a violation of applicable law, regulation or established policy shall not be deemed to have made such an irrevocable submission or waiver, as the case may be. Furthermore, for the avoidance of doubt, CalPERS shall not be deemed to have made an irrevocable submission to jurisdiction or waiver, as the case may be, pursuant to this Section 11.8.

11.9 Successors and Assigns. Except with respect to the rights of Indemnified Parties hereunder, none of the provisions of this Agreement shall be for the benefit of or enforceable by the creditors of the Partnership and this Agreement shall be binding upon and inure to the benefit of the Partners, the Initial Limited Partner and their legal representatives, heirs, successors and permitted assigns.

11.10 Partnership Tax Treatment. The Partners intend for the Partnership to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made.

11.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

11.12 Interpretation. (a) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar impact when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) To the fullest extent permitted by law, whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion,” “sole and absolute discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider any interests and factors as it desires, including its own interests and shall have no duty or obligation to give any consideration to any interests of or factors affecting the Partnership or any other Person, or (ii) in its “good faith” or under another express standard, the person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

(c) Notwithstanding any other provision of this Agreement to the contrary, no provision hereof shall be deemed to eliminate a Partner’s implied contractual covenant of good faith and fair dealing and no provision of this Agreement shall be deemed to limit or eliminate the liability of any Partner for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

11.13 Headings. The section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

11.14 Delivery of Certificate of Limited Partnership, etc. The General Partner shall promptly provide a copy of the Certificate of Limited Partnership, this Agreement and each amendment to the Certificate of Limited Partnership or this Agreement to each Limited Partner.

11.15 Counsel to the Partnership. Counsel to the Partnership may also be counsel to the Portfolio Companies, the General Partner and its Affiliates. The General Partner may execute on behalf of the Partnership and the Partners any consent to the representation of the Partnership that counsel may request pursuant to the New York Rules of Professional Conduct, or similar rules in any other jurisdiction (“Rules”). The Partnership has initially selected Simpson Thacher & Bartlett LLP (the “Partnership Counsel”) as legal counsel to the Partnership. Each Limited Partner acknowledges that the Partnership Counsel does not represent any Limited Partner in the absence of a clear and explicit agreement to such effect between the Limited Partner and the Partnership Counsel (and that only to the extent specifically set forth in that agreement), and that in the absence of any such agreement the Partnership Counsel shall owe no duties directly to a Limited Partner. In the event any dispute or controversy arises between any Limited Partner and the Partnership, or between any Limited Partner or the Partnership, on the one hand, and the General Partner (or an Affiliate thereof that the Partnership Counsel represents), on the other hand, then each Limited Partner agrees that the Partnership Counsel may represent either the Partnership or the General Partner (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Limited Partner hereby consents to such representation. Each Limited Partner further acknowledges that, whether or not the Partnership Counsel has in the past represented such Limited Partner with respect to other matters, the Partnership Counsel has not represented the interests of any Limited Partner in the preparation and negotiation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a deed as of the date first above written.

GENERAL PARTNER:

JER DEBT CO-INVESTMENT ADVISORS, L.P.

By:	JER DEBT CO-INVESTMENT ADVISORS, L.L.C., its general partner

	By:	/s/ Daniel T. Ward
Name: Daniel T. Ward
Title: Managing Director

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted pursuant to powers of attorney now and hereafter granted to the General Partner

By:	JER DEBT CO-INVESTMENT ADVISORS, L.P., as attorney-in-fact for the Limited Partners subscribing for Interests as set forth in the books and records of the Partnership

	By:	JER Debt Co-Investment Advisors, L.LC., its general partner

		By:	/s/ Daniel T. Ward
Name: Daniel T. Ward
Title: Managing Director

INITIAL LIMITED PARTNER:

/s/ Daniel T. Ward
Daniel T. Ward, solely to reflect his withdrawal

Annex A

INVESTMENT GUIDELINES

The investment objective of the Partnership is to make investments in certain debt securities and loans secured, directly or indirectly, by real estate (each such transaction of single or multiple assets, an “Investment”). Investments may include the acquisition of CMBS, CMBX, Mezzanine Loans, B-Notes, rake bonds, preferred equity positions and acquisitions of whole loans and other mortgage interests (the “Target Investments”). Investments may include portfolios of Target Investments owned by banks, insurance companies, investment banks, corporations or other Persons. The Partnership may incur or assume any Indebtedness as provided in Section 4.2(c).

The Partnership will not:

(a) invest in single family residential debt or mortgages, equity interests in real estate, RMBS, non-performing loans, whole loans originated by JER and its Affiliates or triple net lease properties;

(b) invest in debt securities or loans not secured, directly or indirectly, by real estate assets located in the United States (including territories of the United States), provided, that in determining whether the Partnership has complied with this paragraph (b), it is acknowledged that Investments made in certain pools of, or individual, debt securities and loans may be secured by real estate assets not located in the United States. An Investment pursuant to this paragraph (b) secured by real estate assets located in the United States, the value of which equals or exceeds 50% of the value of all real estate assets securing such Investment, shall not be prohibited by this paragraph (b); and

(c) make any single Investment or group of Investments in a single debt security or loan the amount of which exceeds 25% of the Capital Commitments; provided that the Partnership may make a single Investment or group of Investments in a single debt security or loan in an amount of up to 40% of the Capital Commitments (such percentage amount shall be calculated on a basis that includes any and all amounts of the Limited Partners’ obligation to make Capital Contributions in support of obligations owed to a lender or lenders) if the General Partner believes in good faith that the amount retained in such single Investment or group of Investments can be reduced to no more than 25% of the Capital Commitments within one year from the date of the initial investment therein; and provided, further, that in the case of an Investment which is comprised of multiple debt securities and loans, the foregoing limitation shall be applied on an asset-by-asset basis with respect to such Investment and not with respect to the Investment as a whole.

The above investment guidelines shall be subject to the good faith interpretation of the General Partner.

Annex B

Schedule of Capital Commitments

Name of Partner	Total Commitment

Annex C

Form of Guarantee

THIS GUARANTEE (the “Guarantee”) dated as of                          , 2007, is executed by each of the undersigned (collectively, the “Guarantors”), for the benefit of JER US Debt Co-Investment Vehicle, L.P., a Delaware limited partnership (the “Partnership”), and its limited partners (the “Limited Partners”), to guarantee certain hereinafter defined obligations of JER Debt Co-Investment Advisors L.P. (the “General Partner”) as general partner under the Amended and Restated Limited Partnership Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time) (the “Partnership Agreement”) of the Partnership. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Partnership Agreement.

Preliminary Statement

As of the date hereof, the partners of the General Partner, consist of each Guarantor or a corporation, trust, partnership or other entity formed by such Guarantor for investment by or for the benefit of such corporation, trust, partnership or other entity (each, a “Related Party” with respect to such Guarantor). As an inducement to the Limited Partners to join the Partnership and make the Capital Commitments, the Guarantors have agreed to enter into this Guarantee. The Guarantors acknowledge that they will benefit from the Limited Partners’ participation in the Partnership. The Guarantors are incurring obligations hereunder concurrently with the incurrence by the General Partner of its obligations under the Partnership Agreement.

In consideration of the above and as an inducement to the Limited Partners to join the Partnership and make the Capital Commitments, the Guarantors agree as follows:

1. Guarantees of Final Clawback Amount; Related Definitions. (a) Each of the Guarantors unconditionally and irrevocably, on a several but not joint basis, guarantees to the Partnership and each of the Limited Partners the payment in cash and performance when due of the General Partner’s obligations to the Partnership as set forth in Section 9.4 of the Partnership Agreement (the “Clawback Obligation”) solely to the extent of the amount of such Guarantor’s Pro Rata Share (as hereinafter defined) of the Clawback Obligation, and to the extent that for any reason the General Partner shall fail fully and punctually to pay and perform the Clawback Obligation, each of the Guarantors shall pay to the Partnership such amount (net of any prior fundings to the General Partner from such Guarantor to pay such amount). The aggregate amount of the Guarantors’ Pro Rata Shares of the Clawback Obligation shall equal the Clawback Obligation.

(b) In the event that a Guarantor transfers all or any part of its interest in the General Partner to another entity, such transferor Guarantor shall remain liable for the performance by the transferee of its obligations hereunder.

(c) (i) This Guarantee is an absolute, unconditional, continuing guarantee of payment and performance and not of collectability, and is in no way conditioned or contingent upon any attempt to collect from the General Partner, enforce performance by the General

Partner or on any other condition or contingency. The obligations and agreements of the Guarantors under this Section 1 shall be performed and observed without requiring any notice of acceptance hereof, non-payment, non-performance or non-observance by the General Partner or any proof thereof or demand therefor, all of which Guarantors expressly waive to the fullest extent they are legally permitted to do so.

(ii) Except for the defense of payment, to the maximum extent permitted by applicable law, each Guarantor hereby waives and agrees not to assert or take advantage of any rights or defenses based on any rights or defenses of the General Partner to the Clawback Obligation including, without limitation, any failure of consideration, any statute of limitations, any insolvency or bankruptcy of the General Partner or any other defense, offset or counterclaim to any liability hereunder. No invalidity, irregularity, or unenforceability of all or any part of the Clawback Obligation shall affect, impair, or be a defense to this Guarantee, nor, except as set forth above, shall any other circumstance which might otherwise constitute a defense available to, or legal or equitable discharge of, the General Partner in respect of any of the Clawback Obligation affect, impair, or be a defense to this Guarantee.

(iii) To the maximum extent permitted by applicable law, one or more successive or concurrent actions may be brought hereon against the Guarantor, either in the same action in which any obligor is sued or in separate actions. If any claim or action, or action on any judgment, based on this Guarantee is brought against the Guarantor, the Guarantor agrees, except as set forth above, not to deduct, set off or seek to counterclaim for or recoup any amounts which are or may be owed to the Guarantor by the Partnership or the General Partner.

(iv) To the maximum extent permitted by applicable law, the obligations of the Guarantor under this Guarantee shall not be affected by (i) any merger or consolidation of the Partnership or the General Partner or any Affiliate of any such entity, (ii) any change in the direct or indirect ownership of the Guarantor or any other Person in the General Partner or any of its Affiliates, (iii) the effect of any non-U.S. or domestic laws, rules, regulations, or actions of a court or governmental body other than actions taken specifically in respect of the Clawback Obligation or this Guarantee, (iv) any amendment or waiver of or any consent to departure from the Partnership Agreement including, without limitation, any increase in the Clawback Obligation, except for changes, amendments, waivers, or consent effected in accordance with the Partnership Agreement, (v) any failure by the Partnership, the General Partner or any Affiliate of any such entity to mitigate its damages with respect to the Clawback Obligation, or (vi) except as set forth above, any other condition, event or circumstance which might otherwise constitute a legal or equitable discharge, release, or defense of a surety or guarantor, or which might otherwise limit recourse against the Guarantor, it being understood that the Guarantee shall not be discharged except by the full payment and performance of the Clawback Obligation.

(v) Each Limited Partner is a beneficiary of this Guarantee with the right to enforce it to the extent provided herein. The failure (by waiver, delay, consent, or otherwise) of any Limited Partner to assert any claim or demand or to enforce any remedy under this Guarantee will not in any manner vary or reduce the obligations of the Guarantor hereunder, except as provided in the following sentence. The Partnership Agreement may be amended, modified, or supplemented in accordance with its terms without notice to, consent of, or agreement by the Guarantor.

(d) For the avoidance of doubt, none of the Guarantors shall have any obligation to pay the amounts owed under this Guarantee by any other Guarantor.

(e) (i) A Guarantor’s “Pro Rata Share” of the Clawback Obligation shall equal (A) the product of (I) the Carried Interest Giveback Percentage (as defined below) of such Guarantor and its Related Parties and (II) the amount of such Clawback Obligation, minus (B) the interest of such Guarantor and its Related Parties in the total amounts paid out of the Escrow Account or otherwise paid by the General Partner on behalf of such Guarantor and its Related Parties in satisfaction of such Clawback Obligation.

(ii) The “Carried Interest Giveback Percentage” of a Guarantor and its Related Parties shall mean the percentage determined by dividing (a) the amount of any Carried Interest actually distributed or deemed distributed to such Guarantor and its Related Parties (including amounts placed in the Escrow Account and amounts distributed to the General Partner and allocated but not distributed to such Guarantor and its Related Parties) by (b) the aggregate amount of Carried Interest actually distributed or deemed distributed to all Guarantors and their Related Parties (including amounts placed in the Escrow Account and amounts distributed to the General Partner and allocated but not distributed to such Guarantors and their Related Parties).

(v) If a Guarantor or one of its Related Parties owns an interest in the General Partner through a wholly owned subsidiary or other entity, such interest shall be treated as if owned directly by such Guarantor for purposes of this Guarantee. If any partner of the General Partner is not a Guarantor or a Related Party of a Guarantor, the interest of such partner in the General Partner shall be treated as if owned pro rata by each Guarantor for purposes of this Agreement.

2. Representations and Warranties. Each Guarantor represents and warrants to the Partnership and to each Limited Partner that this guarantee has been duly executed and delivered by such Guarantor and constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms (subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

3. Collection Expenses. If the Partnership or any Limited Partner is required to pursue any remedy against a Guarantor hereunder, such Guarantor shall pay to the Partnership or such Limited Partner, upon demand, all reasonable attorney’s fees and expenses and all other costs and expenses incurred by such party in enforcing this Guarantee against such Guarantor, subject to presentation of such evidence of incurrence of such expenses as such Guarantor may reasonably request.

4. Successions or Assignments. This Guarantee shall inure to the benefit of the successors or assigns of the Partnership and the Limited Partners who shall have, to the extent of their interest, the rights of the Partnership and the Limited Partners hereunder. This Guarantee is binding upon the Guarantors and their successors and permitted assigns. The Guarantors are not entitled to assign their obligations hereunder to any other Person without the written consent of a Majority in Interest of the Limited Partners, and any purported assignment in violation of this provision shall be void.

5. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed:

(a)	If to the Guarantors:

c/o JER Debt Co-Investment Advisors, L.P

1650 Tysons Boulevard, Suite 1600

McLean, Virginia 22102

or at such other address as a Guarantor shall have specified by notice in writing to the Partnership and the Limited Partners.

(b)	If to the Partnership:

JER Debt Co-Investment Advisors, L.P.

1650 Tysons Boulevard, Suite 1600

McLean, Virginia 22102

(c) If to a Limited Partner, to such address as shall be set forth as the address of such Limited Partner in the books and records of the Partnership.

6. Miscellaneous. (a) This Guarantee may not be amended, modified, released or discharged with respect to any Guarantor except with the written consent of a Majority in Interest of the Limited Partners and such Guarantor.

(b) This Guarantee and the rights and obligations each of the Guarantors, the Partnership and the Limited Partners shall be governed by and construed in accordance with the laws of the State of New York.

(c) This Guarantee may be enforced by any Limited Partner as a third-party beneficiary of this Guarantee and the obligations of each of the Guarantors hereunder.

IN WITNESS WHEREOF, each of the Guarantors have caused this Guarantee to be duly executed and delivered as of the day and year first written above.

JER REAL ESTATE PARTNERS IV, L.P.

By: JER Real Estate Advisors IV, L.P., its general partner

By: JER Real Estate Advisors, Inc., its general partner

By:
Name:
Title:

JER REAL ESTATE QUALIFIED PARTNERS IV, L.P.

By: JER Real Estate Advisors IV, L.P., its general partner

By: JER Real Estate Advisors, Inc., its general partner

By:
Name:
Title:

JER INVESTORS TRUST, INC.

By:
Name:
Title:

Schedule I

Credit Team Dedication Plan

The General Partner agrees to cause at least (i) one senior member (the “Senior Member”) of the Credit Team to dedicate a material amount of his business time to the operation of the Partnership and (ii) one additional member (the “Additional Member”) of the Credit Team to dedicate a substantial amount of his business time to the operation of the Partnership. JER will inform CalPERS of who the members of the Credit Team are who are subject to clauses (i) and (ii) above. The remaining members of the Credit Team will dedicate such time to the operation of the Partnership as is reasonably necessary. Any member of the Credit Team may be replaced with an Approved Replacement. The General Partner shall give notice to CalPERS if the investment professionals mentioned in clauses (i) and (ii) are no longer dedicated to the Partnership’s business.

It is currently expected that Mark Weiss will serve as the Senior Member and Alex Gilbert as the Additional Members of the Credit Team, responsible for executing the Partnership’s investment strategy and objective.